UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

IMC Holdings, Inc.
(Exact name of Registrant as specified in its charter)

Nevada	7372	45-3119793
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

12121 Jones Rd.
Houston, Texas 77070
Phone: 858-518-0447
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive Offices)

VCorp Services, LLC
1645 Village Center Circle, Suite 170
Las Vegas, NV 89134
Phone: 888-528-2677
(Name, address and telephone number of agent for service)

Copies to:

Robert J. Huston III, Esq.
P.O. Box 235
Corona del Mar, California 92625
Phone: (949) 230-0259
E-mail: bob_huston@yahoo.com

Approximate date of proposed sale to public: As soon as declared effective.

If any of the securities being registered on the Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering: ☐

Indicate by check mark whether registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer (Do not check if a smaller reporting company).	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered Fee	Amount to be Registered	Proposed Maximum Amount of Offering Price	Proposed Maximum Aggregate Offering Price (1)	Registration Per Share (1)

Common Stock, $0.001 par value (2)	450,000	$0.02	$9,000	$1.23

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended. Includes stock to be sold by selling shareholders.

(2)	The shares of common stock being registered hereunder are being registered for resale by certain selling shareholders named in the prospectus.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Dealer Prospectus Delivery Obligation

Until November 12, 2013, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Subject to Completion

Dated November 21, 2013

PROSPECTUS

IMC HOLDINGS, INC.

450,000 Shares of Common Stock

The selling stockholders named in this prospectus are offering 450,000 shares of common stock of IMC Holdings, Inc., a Nevada corporation (the "Company"), at a price of $0.02 per common share. The selling stockholders currently hold 1.76% of our common stock. We will not receive any of the proceeds from the sale of these shares. The shares were acquired by the selling stockholders directly from us in a private offering of our common stock that was exempt from registration under the securities laws. The selling stockholders have set an offering price for these securities of $0.02 per common share until the common stock becomes quoted by a market maker on the Over-the-Counter Bulletin Board. This is a fixed price for the duration of the offering. The selling stockholders are an underwriter, within the meaning of Section 2(11) of the Securities Act. Any broker-dealers or agents that participate in the sale of the common stock or interests therein are also be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit earned on any resale of the shares may be underwriting discounts and commissions under the Securities Act. The selling stockholders, who are an "underwriter" within the meaning of Section 2(11) of the Securities Act, are subject to the prospectus delivery requirements of the Securities Act. See “Security Ownership of Certain Beneficial Owners” for more information about the selling stockholders. Please note that this registration statement covers the sale of 1.76% of the Company’s outstanding securities.

Our common stock is presently not traded on any market or securities exchange. The offering price may not reflect the market price of our shares after the offering.

AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.

Please refer to “Risk Factors” on page 9 of this prospectus for details regarding the risks related to our financial condition and business model as well as risks generally associated with the medical practice software industry.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SELLING LITERATURE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

IMC Holdings, Inc. qualifies as an "emerging growth company" as defined in the Jumpstart our Business Startups Act (the "JOBS Act"), and will therefore be subject to reduced public company reporting requirements.

Proceeds to the selling stockholders do not include offering costs, including filing fees, printing costs, legal fees, accounting fees, and transfer agent fees estimated at $25,000. The Company will pay these expenses.

This Prospectus is dated November 21, 2013

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1

THE OFFERING	4

RISK FACTORS	5

USE OF PROCEEDS	17

DETERMINATION OF OFFERING PRICE	17

DILUTION	18

SELLING SHAREHOLDERS	18

PLAN OF DISTRIBUTION	19

DESCRIPTION OF SECURITIES	22

INTERESTS OF NAMED EXPERTS AND COUNSEL	24

INFORMATION WITH RESPECT TO THE COMPANY	24

MATERIAL CHANGES	52

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	52

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIESACT LIABILITIES	52

LEGAL MATTERS	53

EXPERTS	53

AVAILABLE INFORMATION	53

FINANCIAL STATEMENTS	F-1

v

GENERAL

As used throughout this prospectus, the terms "IMC", "Company", "we," "us," or "our" refer to IMC Holdings Inc.  In addition, any references to our “financial statements” are to our consolidated financial statements except as the context otherwise requires.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all the information that you should consider before investing in the common stock. You should carefully read the entire Prospectus, including “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Financial Statements, before making an investment decision.

Company management has determined that it is in the best interests of the Company to become a reporting company under the Securities And Exchange Act of 1934, and endeavour to establish a public trading market for the Company common stock, because management believes: (i) it will increase the Company’s profile as an active company in the Medical Practice Software Market, giving it greater identity and recognition which will help in conducting its business: (ii) it will make it easier for the Company to obtain terms from vendors and negotiate licenses for products it selects to market; (iii) it will make it easier for the Company to attract additional equity capital, which the Company needs in order to further implement its business plan; and (iv) it will give existing shareholders who funded the Company on a private basis in the past, the opportunity to exit a part or all of their investment in the Company and diversify their investments.

However, the Company is a development stage company; this offering will not raise additional capital for the Company since only the shares of selling shareholders are being registered; the Company will have to raise approximately one million dollars ($1,000,000) in additional capital over the next 12 months in order to fully pursue its business plan and there is no assurance it will be successful in doing so; being a public company entails significant additional expense which the Company will have to fund; there is currently no public market for the Company’s common stock and one may never develop; and if a public market is created, it is likely the Company’s common stock will be traded as a penny stock. As a result, prospective investors are cautioned to carefully read the risk factors set forth herein prior to making an investment decision.

Corporate Background and Our Business

The Company is a development stage company that is in the process of implementing its business plan, but has had no revenues to date. We are not a blank check company and have no plans or intention to engage in a merger or acquisition with an unidentified company, companies, entity or person, nor do we nor any of our affiliates intend for the Company, once it is publicly traded, to be used as a vehicle for some other private company to become a publicly traded company.

The Company was originally formed as IMC Holdings, LLC, a Texas limited liability company ("LLC") on August 10, 2005 and operated as an LLC. On August 13, 2012, the LLC merged with and into IMC Holdings Inc. (the "Merger"). IMC Holdings Inc. was incorporated under the laws of the State of Nevada on August 26, 2011. Prior to the merger, IMC Holdings, LLC had minimal business operations other than maintaining its good standing in the state of Texas. Pursuant to the Merger, 1,000,000 shares of common stock of the Company were issued to Robert Zayas, M.D. in exchange for all of the membership interests in IMC Holdings, LLC.

As a result of the Merger, the license agreement between Z Healthcare Management LP, a Texas limited partnership (“ZHM”)and the LLC became null and void and, thus, shortly after the Merger, on September 1, 2012, IMC Holdings Inc. obtained the rights to license (the "License") the software owned by ZHM whose General Partner is Z Healthcare Systems, Inc., a Texas corporation and whose majority shareholder is Robert Zayas, M.D, (also known as Roberto Zayas Jr., M.D.) the majority shareholder, President and a director of the Company. On September 1, 2012, in exchange for the License, the Company issued 19,000,000 common shares to ZHM, which was the previously agreed upon valuation with the LLC for the License. Additionally, on September 1, 2011, the Company issued an aggregate of 5,050,000 to other founders of the Company for providing consulting and business advisory services.

The License enables the Company to sub-license a comprehensive electronic medical practice management (EPM) and electronic medical records (EMR) software package (the "Software"). The Software is designed to support a full range of medical practices and medical specialties, allowing physicians, groups, plans and healthcare organizations to improve patient care, streamline work flow and meet objectives while cutting costs, improving productivity and maximizing profits. The Software provides a potential licensee with scheduling, registration, custom reporting, billing, collections, and the ability to electronically manage medical records. Also, the data obtained from the use of the Software may be used for outcomes analysis and to track marketing in a medical practice. The Software can be customized, using many medical specialty specific templates available within the Software. Customization services are offered by IMC or the licensee may choose to customize the Software using its own resources.

The EMR part of the Software streamlines and digitizes all aspects of the documentation of patient care. The EPM system integrates with EMR seamlessly and electronically facilitates the use of that data with the requirements of billing, collections, claims, scheduling, reports, lab results, imaging, referrals and other clinical and practice procedures, as well as payroll services, online banking, accounting and bank account reconciliation. The Software provides a level of connectivity that allows access across physical locations and staff functions, improves the speed and quality of patient care and provides a high level of accuracy.

The Software provides data displays that are viewer "friendly", which we believe is in keeping with the progression of the natural workflow to which medical office workers have become accustomed. The Software minimizes the number of "click-throughs" to key functions, thereby increasing efficiency. The Software's data mining capabilities are designed to group and make accessible information we believe has not been previously available, enabling more effective treatment protocols and outcome studies to be undertaken.

The Software also provides an integrated system that links all the functions of the medical front office, back office, collections and billing (collectively the "Modules" and individually a "Module") while also providing each Module the ability to be used independently. This, combined with the Software’s what we have named “Decision Tree” design intelligence allows for increased functionality and flexibility. “Decision Trees” are set up as snapshots of procedures, workflow and decision flow charts and are adapted to suit the specific requirements of different specialties or applications. With the flexibility of our Software and Decision Tree design intelligence, we aim to provide a useful tool for medical clinics and physicians’ offices to enhance their own programs and product lines by cutting costs and improving service.

Meeting our capital requirement will be directly contingent on Robert Zayas, M.D. and his decision to advance us capital in the event that we are not able to raise capital from other sources.

Relationship with our majority shareholder

Robert Zayas, M.D., a director of the Company and our Chief Executive Officer and Chief Financial Officer, owns a majority interest in ZHM. In as much as Dr. Zayas' controlling interest in the Company is based upon his personal ownership of 1,000,000 shares and common stock and his majority ownership interest of ZHM, we reviewed and analyzed whether or not the Company is the primary beneficiary of ZHM. We concluded that the Company has a variable interest in ZHM but it is not the primary beneficiary of ZHM since it is not absorbing any financial profits or losses of ZHM.

Since the inception of the Company beginning with the formation of the LLC on August 10, 2005, to date we have borrowed monies from Dr. Zayas on an “as needed” basis totalling $68,595, which sum is due on demand together with interest at the rate of ten per cent per annum.

We will need to obtain additional financing of approximately $1,000,000 to maintain continuing operations for the 12 month period commencing on December 1, 2013. We have not as yet sought to obtain the additional financing from sources other than Dr. Zayas.

The Company's principal offices are located at 12121 Jones Rd., Houston, Texas 77070. Our telephone number is 858-518-0447.

Going Concern

Our financial statements have been prepared assuming we will continue as a going concern. The Company has experienced a loss from operations during its development stage as a result of its investment necessary to achieve its operating plan. The Company's ability to continue as a going concern is contingent upon its ability to obtain additional capital to achieve its goals, and ultimately, to attain profitable operations. Management has been able, thus far, to finance the losses of the business through private placements of its common stock totalling $9,000, which were conducted between April 2012 and July 2012 and the private issuance of debt, as provided by Dr. Zayas but future sources for additional capital are uncertain at this date. We project that the Company will need over the next 12 months one million dollars in additional working capital to meet its short term liquidity requirements. See Risk Factors and Business herein.

THE OFFERING

Securities offered:	450,000 shares of common stock

Selling Shareholders:	The Selling Shareholders consist of 17 minority shareholders as identified on Page 18 here of

Offering price:	$0.02 per share

Shares outstanding prior to the offering:	25,500,000 shares of common stock

Shares to be outstanding after the offering:	25,500,000 shares of common stock

Use of proceeds:	The Company will not receive any proceeds from the sale of the common stock by the selling stockholders

Proposed Over-the-Counter Bulletin Board Symbol:	To Be Determined

The above information regarding common stock to be outstanding after the offering is based on 25,500,000 shares of common stock outstanding as of November 12, 2013.

RISK FACTORS

You should carefully consider the risks described below as well as other information provided to you in this document, including information in the section of this document entitled "Forward Looking Statements." The risks and uncertainties described below are not the only ones facing the Company. Additional risks and uncertainties not presently known to the Company or that the Company currently believes are immaterial may also impair the Company's business operations. If any of the following risks actually occur, the Company's business, financial condition or results of operations could be materially adversely affected, the value of the Company common stock could decline, and you may lose all or part of your investment.

RISKS RELATED TO OUR COMPANY AND OUR INDUSTRY

Emerging growth company status.

We are an "emerging growth company", as defined in the Jumpstart Our Business Start-ups Act ("JOBS Act"). For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirement that are applicable to other public companies that are not "emerging growth companies" including delay compliance with new or revised accounting standards that have different effective dates for public and private companies until they are made applicable to private companies not being required to comply with the auditor attestation requirements of section 404 of the Sarbanes-Oxley Act, reduced disclosure obligation regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We have not made a decision whether to take advantage of any or all of these exemptions. If we do take advantage of any of these exemptions, we do not know if some investors will find our common stock less attractive as a result. The result may be a less active trading market for our common stock and our stock price may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an "emerging growth company" can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an "emerging growth company" can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we are choosing to "opt out" of such extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

We could remain an "emerging growth company" for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (ii) the date that we become a "large accelerated filer" as defined in Rule 12B-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

Investment in our shares is speculative.

The shares of our common stock being offered for resale by the selling security holders are highly speculative in nature, involve a high degree of risk and should be purchased only by persons who can afford to lose the entire amount invested in the common stock. Before purchasing any of the shares of common stock, you should carefully consider the following factors relating to our business and prospects. If any of the following risks actually occurs, our business, financial condition or operating results could be materially adversely affected. In such case, the trading price of our common stock could decline and you may lose all or part of your investment.

We are dependent upon external financing to fund our ongoing operations and implement our business plan.

Currently, we are dependent upon external financing to fund our operations. We project that the Company will need over the next 12 months approximately $1,000,000 in additional working capital to meet short term liquidity requirements. Of this sum, approximately $50,000 is estimated to be required to fund our public reporting requirements. It is imperative that we obtain this external financing to finance ongoing operations. We currently do not have commitments from third parties for additional capital. We cannot be certain that any such financing will be available, or available on commercially reasonable terms.

Failure to secure additional financing in a timely manner and on favorable terms may have a material adverse effect on our financial performance and results of operations and require us to curtail or cease operations, sell off our assets, and/or perhaps seek protection from our creditors through bankruptcy proceedings.

Furthermore, additional equity financing, if obtained, may be dilutive to the holders of our common stock, and debt financing, if available, may involve restrictive covenants, and strategic relationships, which may require that we relinquish valuable rights.

We were recently formed and have not proven that we can generate a profit. If we fail to generate income and achieve profitability, an investment in our securities may be worthless.

We have no operating history and have not proved we can operate successfully. We face all of the risks inherent in a new business. If we fail, your investment in our common stock will become worthless. From inception, upon formation of the LLC (August 10, 2005) to the period ended on June 30, 2013, we have incurred a net loss of $83,372 and did not earn any revenue. We do not currently have any revenue producing operations.

No assurance we will be successful and ultimately operate profitably.

We are currently operating at a loss, and there is no assurance that our plans and strategies will be successful, or that we will be able to operate profitably. If we cannot operate profitably, you could lose your entire investment. We may not generate sufficient revenues in the next twelve months to become profitable and therefore will have to rely solely on the cash we raise from the private sale of debt or equity securities. Our ability to privately sell our securities is uncertain, as are the future terms upon which they might be sold.

There is substantial doubt as to whether our Company can continue as a going concern as of June 30, 2013.

We may be unable to continue as a going concern, particularly in the event that we cannot generate sufficient cash flow or raise sufficient capital to conduct our operations. Our financial statements do not include any adjustments to the value of our assets or the classification of our liabilities that might result if we would be unable to continue as a going concern.

If physicians and medical clinics do not accept our products and services, or delay in deciding whether to purchase our products and services, our business, financial condition and results of operations will be adversely affected.

Our business model depends on our ability to sell our products and services. Acceptance of our products and services requires physicians and medical clinics to adopt different behavior patterns and new methods of conducting business and exchanging information. We cannot assure you that physicians and medical clinics will integrate our products and services into their workflow or that the participants in the healthcare market will accept our products and services as a replacement for traditional methods of conducting healthcare transactions. Achieving market acceptance for our products and services will require substantial sales and marketing efforts and the expenditure of significant financial and other resources to create awareness and demand by participants in the healthcare industry. If we fail to achieve broad acceptance of our products and services by physicians, medical clinics, hospitals and other healthcare industry participants or if we fail to position our services as a preferred method for information management and healthcare delivery, our business, financial condition and results of operations will be adversely affected.

We may not see the benefits of government programs initiated to accelerate the adoption and utilization of health information technology and to counter the effects of the current economic situation.

While government programs initiated to improve the efficiency within the health care sector and counter the effects of the current economic situation include expenditures to stimulate business and accelerate the adoption and utilization of health care technology, we cannot assure you that we will receive any of those funds. For example, the passage of the Health Information Technology for Economic and Clinical Health Act (HITECH) under the American Recovery and Reinvestment Act of 2009 (ARRA), authorizes approximately $30 billion in expenditures, including discretionary funding, to further adoption of electronic health records. Although we believe that our service offerings will meet the requirements of the HITECH Act in order for our clients to qualify for financial incentives for implementing and using our services, there can be no certainty that any of the planned financial incentives, if made, will be made in regard to our services. We also cannot predict the speed at which physicians will adopt electronic health record systems in response to such government incentives, whether physicians will select our products and services or whether physicians will implement an electronic health record system at all. Any delay in the purchase and implementation of electronic health records systems by physicians in response to government programs, or the failure of physicians to purchase an electronic health record system, could have an adverse effect on our business, financial condition and results of operations.

It is difficult to predict the sales cycle and implementation schedule for our software solutions.

The duration of the sales cycle and implementation schedule for our Software depends on a number of factors, including the nature and size of the potential customer and the extent of the commitment being made by the potential customer, which is difficult to predict. Our sales and marketing efforts with respect to larger health organizations generally involve a lengthy sales cycle due to a more complex decision-making process. Additionally, in light of increased government involvement in healthcare, and related changes in the operating environment for healthcare organizations, our potential customers may react by curtailing or deferring investments, including those for our Software. If potential customers take longer than we expect to decide whether to purchase our Software, our selling expenses could increase and our revenues could decrease, which would harm our business, financial condition and results of operations. If customers take longer than we expect to purchase and implement our Software solutions, our recognition of related revenue would be delayed, which would adversely affect our business, financial condition and results of operations.

Our future success depends upon our ability to grow, and if we are unable to manage our growth effectively, we may incur unexpected expenses and be unable to meet our customers’ requirements.

We will need to expand our operations if we successfully achieve market acceptance for our products and services. We cannot be certain that our systems, procedures, controls and existing space will be adequate to support expansion of our operations. Our future operating results will depend on the ability of our officers to manage changing business conditions and to implement and improve our technical, administrative, financial control and reporting systems. We may not be able to expand and upgrade our systems and infrastructure to accommodate these increases.

We may elect from time to time to make changes to our pricing, service, hiring and marketing decisions that could increase our expenses, affect our revenues and impact our financial results.

Because our expense levels in any given quarter are based, in part, on management's expectations regarding future revenues, if revenues are below expectations, the effect on our operating results may be magnified by our inability to adjust spending in a timely manner to compensate for a shortfall in revenues. The extent to which expenses are not subsequently followed by increased revenues would harm our operating results and could seriously impair our business.

If we are unable to generate sufficient cash flow from operations or are unable to obtain additional equity or debt financing, to meet our working capital requirements, we may have to curtail our business operations sharply or cease business altogether.

We have no operating history on which to evaluate our potential for future success. This makes it difficult to evaluate our future prospects and the risk of success or failure of our business.

We began our operations upon formation of the LLC on August 10, 2005 and your evaluation of our business and prospects will be based on our limited operating history. Consequently, our short history and results of operations may not give you an accurate indication of our future results of operations or prospects. You must consider our business and prospects in light of the risks and difficulties we will encounter as an early-stage company in a highly competitive market. We may not be able to successfully address these risks and difficulties, which could materially harm our business and operating results.

As we grow our business, we cannot guarantee our business strategies will be successful or that our revenues will ever increase sufficiently to achieve and maintain profitability on a quarterly or annual basis.

Our software platform may have defects or errors which could cause delays in product introductions and commercial launch, result in increased costs and diversion of development resources, or require design modifications.

Software products and services such as those offered by us frequently contain undetected errors or failures when first introduced or as new versions are released. Despite extensive testing from time to time we may discover defects or errors in products. In addition, there can be no assurance that, despite testing by us and by current and potential customers, errors will not be found after commencement of commercial launch, resulting in loss of or delay in market acceptance, which could have a material adverse effect upon our business, operating results and financial condition.

Defects or disruptions in the delivery of our service could diminish demand, decrease market acceptance or decrease customer satisfaction of our service and subject us to substantial liability.

We may, from time to time, find defects in our Software and errors in our proposed service may be detected in the future. Any errors, defects, disruptions in service or other performance problems with our proposed service could hurt our reputation and may damage our customers' businesses. If that occurs, potential customers could elect not to renew, or delay or withhold payment to us, we could lose future sales, or, customers may make warranty or other claims against us, which could result in an increase in our provision for doubtful accounts, an increase in collection cycles for accounts receivable or the expense and risk of litigation.

Weakened global economic conditions may adversely affect our industry, business and results of operations.

Our overall performance will depend, in part, on worldwide economic conditions. The United States and other key international economies have been impacted by falling demand for a variety of goods and services, restricted credit, going concern threats to major multinational companies and medium and small businesses, poor liquidity, reduced corporate profitability, volatility in credit, equity and foreign exchange markets and bankruptcies. These conditions affect the rate of information technology spending and could adversely affect our customers' ability or willingness to purchase our proposed enterprise cloud computing application service, delay prospective customers' purchasing decisions, reduce the value or duration of their subscription contracts, or affect renewal rates, all of which could adversely affect our operating results.

If we experience significant fluctuations in our rate of anticipated growth and fail to balance our expenses with our revenue forecasts, our results could be harmed.

Due to our evolving business model, the unpredictability of new markets that we intend to enter and the unpredictability of future general economic and financial market conditions, we may not be able to accurately forecast our rate of growth. We plan our expense levels and investment on estimates of future revenue and future anticipated rate of growth. As a result, we expect that our revenues, operating results and cash flows may fluctuate significantly on a quarterly basis.

We may in the future be sued by third parties for alleged infringement of their proprietary rights.

The software and Internet industries are characterized by the existence of a large number of patents, trademarks and copyrights and by frequent litigation based on allegations of infringement or other violations of intellectual property rights. We may receive in the future communications from third parties claiming that we have infringed the intellectual property rights of others. We may in the future be, sued by third parties for alleged infringement of their proprietary rights. Our technologies may not be able to withstand any third-party claims against their use. The outcome of any litigation is inherently uncertain. Any intellectual property claims, whether with or without merit, could be time-consuming and expensive to resolve, could divert management attention from executing our business plan and could require us to change our technology, change our business practices and/or pay monetary damages or enter into short-or long-term royalty or licensing agreements which may not be available in the future at the same terms or at all. In addition, many of our subscription agreements require us to indemnify our customers for third-party intellectual property infringement claims, which would increase the cost to us of an adverse ruling on such a claim. Any adverse determination related to intellectual property claims or litigation could prevent us from offering our service to others, or could otherwise adversely affect our operating results or cash flows or both in a particular quarter.

We rely on third-party computer hardware and software that may be difficult to replace or which could cause errors or failures of our service.

Our Licensor relies, in part, on computer software licensed from third parties that the Licensor has bundled into the Software that we have licensed. Any loss of the right to use any of this software could significantly increase our expenses and otherwise result in delays in the marketing of our Software until equivalent technology is either developed by us, or, if available, is identified, obtained and integrated from an alternate source. Any errors or defects in third-party software could result in errors ora failure of our Software which could harm our business.

Supporting a growing customer base could strain our personnel and corporate infrastructure, and if we are unable to scale our operations and increase productivity, we may not be able to successfully implement our business plan.

Our current management and human resources infrastructure is comprised of our Chief Executive Officer and Chief Financial Officer Dr. Robert Zayas (“Officer”). Our success will depend, in part, upon the ability of our Management to manage our proposed business effectively. To do so, we will need to hire, train and manage new employees as needed. To manage the expected domestic growth of our operations and personnel, we will need to continue to improve our operational, financial and management controls and our reporting systems and procedures. If we fail to successfully scale our operations and increase productivity, we will be unable to execute our business plan.

We are dependent on our Officer, and the loss of one or more of these individuals could harm our business and prevent us from implementing our business plan in a timely manner.

Our success depends substantially upon the continued services of our executive officers and other key members of management, particularly our Officer., Dr. Robert Zayas. We do not have an employment agreement with our Officer and, therefore, they each could terminate his employment with us at any time. We do not maintain key person life insurance policies on our Officer. The loss of the services of our Officer could seriously harm our business.

Our Officer is also a principal officer of Z Healthcare Management LP, our Licensor, a private company. A conflict between the Company and Z Healthcare Management LP may arise with regard to the devotion of time required of Dr. Robert Zayas, or a corporate opportunity learned of by Dr. Zayas. To the extent that any conflict of corporate opportunity or in his fiduciary duties to both companies may arise in the future, the conflict will be resolved in favor of the Company. Notwithstanding, should Dr. Zayas not resolve any conflict that may arise between the Company and Z Healthcare Management LP, the Company may be adversely affected.

Our ability to grow our business may depend on developing a positive brand reputation and customer loyalty.

Establishing and maintaining a positive brand reputation and nurturing customer loyalty is critical to attracting resellers, internet service providers and end-user purchasers. We expect to expend reasonable but limited resources to develop, maintain and enhance our brand in the near future. In addition, nurturing customer loyalty will depend on our ability to provide a high-quality user experience and ensure that our customers are satisfied, which we may not do successfully. If we are unable to maintain and enhance our brand reputation, our ability to attract new customers will be harmed.

There can be no assurance that we will be able to compete against the numerous direct, indirect and partial competitors, many of which have valuable industry relationships and access to greater resources than we do.

The market for our products and services is intensely competitive and is characterized by rapidly evolving technology and product standards, technology and user needs and the frequent introduction of new products and services. Most of our competitors are more established, benefit from greater name recognition and have substantially greater financial, technical and marketing resources than we do. Moreover, we expect that competition will continue to increase as a result of consolidation in both the information technology and healthcare industries. If one or more of our competitors or potential competitors were to merge or partner with another of our competitors, the change in the competitive landscape could adversely affect our ability to compete effectively. We compete on the basis of several factors, including breadth and depth of services, reputation, reliability, accuracy and security.

We have limited protection of our intellectual property.

Our business prospects rely upon proprietary licensed intellectual property and trade secrets. There can be no assurance that we, or our Licensor, will be able to adequately protect our intellectual property or trade secrets. In the event competitors independently develop or otherwise obtain access to our know-how, concepts or trade secrets, we may be adversely affected.

Purchasers of the Shares may incur substantial future dilution.

Purchasers in this offering may incur substantial dilution in the future. There is no assurance that our net tangible book value per share in the future will equal or exceed the offering price.

RISKS RELATED TO COMMON STOCK

There is currently no trading market for our common stock, and liquidity of shares of our common stock is limited.

There is no established public trading market for our securities. Hence, there is no central place, such as a stock exchange or electronic trading system, to resell your common stock. If you want to resell your shares, you will have to locate a buyer and negotiate your own sale. It is our plan to utilize a market maker who will apply to have our common stock quoted on the Over the Counter Bulletin Board in the United States. Our shares are not and have not been listed or quoted on any exchange or quotation system. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the Over the Counter Bulletin Board, nor can there be any assurance that such an application for quotations will be approved or that a regular trading market will develop or that if developed, will be sustained. In the absence of a trading market, an investor will be unable to liquidate his investment except by private sale.

Failure to develop or maintain a trading market could negatively affect its value and make it difficult or impossible for you to sell your shares. Even if a market for common stock does develop, the market price of common stock may be highly volatile. In addition to the uncertainties relating to future operating performance and the profitability of operations, factors such as variations in interim financial results or various, as yet unpredictable, factors, many of which are beyond our control, may have a negative effect on the market price of our common stock.

Should our stock become listed on the OTC Bulletin Board, if we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board which would limit the ability of broker-dealers to sell our securities in the secondary market.

Companies trading on the Over the Counter Bulletin Board, such as we are seeking to become, must be reporting issuers under Section 12 of the Securities Exchange Act of 1934, as amended, and must be current in their reports under Section 13, in order to maintain price quotation privileges on the OTC Bulletin Board. As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market. In addition, we may be unable to get relisted on the OTC Bulletin Board, which may have an adverse material effect on the Company.

We do not expect to pay dividends in the future; any return on investment may be limited to the value of our common stock.

We do not currently anticipate paying cash dividends in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting it at such time as the board of directors may consider relevant. Our current intention is to apply net earnings, if any, in the foreseeable future to increasing our capital base and development and marketing efforts. There can be no assurance that the Company will ever have sufficient earnings to declare and pay dividends to the holders of our common stock, and in any event, a decision to declare and pay dividends is at the sole discretion of our board of directors. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if its stock price appreciates.

Our stock is a penny stock. Trading of our stock may be restricted by the SEC's penny stock regulations and the NASD's sales practice requirements, which may limit a stockholder's ability to buy and sell our stock.

Our shares of common stock may be deemed to be "penny stock" as that term is defined in Regulation Section "240.3a51-1" of the Securities and Exchange Commission (the "SEC"). Penny stocks are stocks: (a) with a price of less than U.S. $5.00 per share; (b) that are not traded on a "recognized" national exchange; (c) whose prices are not quoted on the NASDAQ automated quotation system (NASDAQ - where listed stocks must still meet requirement (a) above); or (d) in issuers with net tangible assets of less than U.S. $2,000,000 (if the issuer has been in continuous operation for at least three years) or U.S. $5,000,000 (if in continuous operation for less than three years), or with average revenues of less than U.S. $2,675,000 for the last three years. Section "15(g)" of the United States Securities Exchange Act of 1934, as amended, and Regulation Section "240.15g(c)2" of the SEC require broker dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor's account. Potential investors in our common shares are urged to obtain and read such disclosure carefully before purchasing any common shares that are deemed to be "penny stock". Moreover, Regulation Section "240.15g-9" of the SEC requires broker dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker dealer to: (a) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (b) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (c) provide the investor with a written statement setting forth the basis on which the broker dealer made the determination in (ii) above; and (d) receive a signed and dated copy of such statement from the investor confirming that it accurately reflects the investor's financial situation, investment experience and investment objectives.

Compliance with these requirements may make it more difficult for our investors to resell their shares of common stock to third parties or to otherwise dispose of them. Stockholders should be aware that, according to Securities and Exchange Commission Release No. 34-29093, dated April 17, 1991, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include: (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; iii) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.

The low price of our common stock has a negative effect on the amount and percentage of transaction costs paid by individual shareholders. The low price of our common stock also limits our ability to raise additional capital by issuing additional shares. There are several reasons for these effects. First, the internal policies of certain institutional investors prohibit the purchase of low-priced stocks. Second, many brokerage houses do not permit low-priced stocks to be used as collateral for margin accounts or to be purchased on margin. Third, some brokerage house policies and practices tend to discourage individual brokers from dealing in low-priced stocks. Finally, broker's commissions on low-priced stocks usually represent a higher percentage of the stock price than commissions on higher priced stocks. As a result, the Company's shareholders may pay transaction costs that are a higher percentage of their total share value than if our share price were substantially higher.

Limitations on Liability and Indemnification of Officers and Directors

Our certificate of incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, to the fullest extent permitted by Nevada Revised Statutes. Our certificate of incorporation also provides that we must indemnify our directors and officers to the fullest extent permitted by Nevada law and advance expenses to our directors and officers in connection with a legal proceeding to the fullest extent permitted by Nevada law, subject to certain exceptions. We are in the process of obtaining directors' and officers' insurance for our directors, officers and some employees for specified liabilities.

The limitation of liability and indemnification provisions in our certificate of incorporation may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. They may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though an action of this kind, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder's investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. However, we believe that these indemnification provisions are necessary to attract and retain qualified directors and officers.

As a public company, we will be required to meet periodic reporting requirements under SEC rules and regulations. Complying with federal securities laws as a public company is expensive and we will incur significant time and expense enhancing, documenting, testing and certifying our internal control over financial reporting.

We intend to be publicly-traded company following completion of this offering. We will be required to file periodic reports containing our financial statements within a specified time following the completion of each quarterly and annual period, which comply with SEC rules and regulations, including audited financial statements. Prior to this offering, we have not been required to comply with SEC requirements, including requirements to have our financial statements completed and reviewed or audited within a specified time. We may experience difficulty in meeting these SEC reporting requirements. Any failure by us to file compliant periodic reports with the SEC in a timely manner could harm our reputation and reduce the trading price of our common stock, once and if it becomes publicly traded.

As a public company we will incur significant legal, accounting, insurance and other expenses. Compliance with the Sarbanes-Oxley Act of 2002 and with other SEC and NASDAQ Stock Market rules, will increase our legal and financial compliance costs and make some activities more time-consuming and costly. We cannot predict or estimate with precision the amount of additional costs we may incur or the timing of such costs.

Furthermore, after we become a public company, SEC rules require that our chief executive officer and chief financial officer periodically certify the existence and effectiveness of our internal control over financial reporting.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling shareholders. We will not receive any proceeds from the sale of shares of common stock in this offering.

DETERMINATION OF OFFERING PRICE

The pricing of the Shares has been arbitrarily determined and established by the Company.  No independent accountant or appraiser has been retained to protect the interest of the investors.  No assurance can be made that the offering price is in fact reflective of the underlying value of the Shares.  Each prospective investor is urged to consult with his or her counsel and/or accountant as to offering price and the terms and conditions of the Shares.  Factors to be considered in determining the price include the amount of capital expected to be required, the market for securities of entities in a new business venture, projected rates of return expected by prospective investors of speculative investments, the Company's prospects for success and prices of similar entities.

DILUTION

The common stock to be sold by the selling security holders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution of equity interests to our existing stockholders.

SELLING SHAREHOLDERS

The table below sets forth information concerning the resale of the shares of common stock by the Selling Stockholders. The term "Selling Stockholders" includes the persons and entities named below, and their transferees, pledges, donees, or their successors. We will file a supplement to this prospectus to name any successors to the Selling Stockholders who will use this Prospectus to resell their securities. We will not receive any proceeds from the resale of the common stock by the Selling Stockholders. Assuming the Selling Stockholders sell all the shares registered below, none of the Selling Stockholders will continue to own any shares of our common stock.

(1)	Beneficial Ownership Before Offering	Percentage of Common Stock Before Offering	Shares of Common Stock Offered by this Prospectus	Beneficial Ownership After the Offering (2)
Edward Rammrath	25,000	0.1%	25,000	-0-

Capital Strategy Partners, LLC	25,000	0.1%	25,000	-0-

Dr. Gary Ludi	25,000	0.1%	25,000	-0-

Safari Environmental Management Services, LLC	25,000	0.1%	25,000	-0-

William Kohlmeyer	25,000	0.1%	25,000	-0-

Russell Neinast	25,000	0.1%	25,000	-0-

Trisha Kohlmeyer	50,000	0.2%	50,000	-0-

Fortress Resources, LLC	25,000	0.1%	25,000	-0-

Charles B. Arnold	25,000	0.1%	25,000	-0-

Carolina Pro Am, Inc.	25,000	0.1%	25,000	-0-

Kimball Family Trust	25,000	0.1%	25,000	-0-

Jack McNutt	25,000	0.1%	25,000	-0-

William L. Krogh	25,000	0.1%	25,000	-0-

Dr. Rafael Penunuri	25,000	0.1%	25,000	-0-

Timothy Hodges	25,000	0.1%	25,000	-0-

Martin Stradtman	25,000	0.1%	25,000	-0-

Michael L. Meyer	25,000	0.1%	25,000	-0-

(1)           None of the selling shareholders are broker-dealers or affiliates of broker-dealers
(2)           Assumes all shares offered by this Prospectus are sold.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell all or a portion of the shares of common stock on any market upon which the common stock may be quoted, in privately negotiated transactions or otherwise.  Our common stock is not currently listed on any national exchange or electronic quotation system.  To date, no actions have been taken to list our shares on any national exchange or electronic quotation system.  Because there is currently no public market for our common stock, the selling stockholders will sell their shares of our common stock at prevailing market prices or privately negotiated prices.  There can be no assurance that the Company will be approved for listing on the OTC Bulletin Board. The shares of common stock may be sold by the selling stockholders by one or more of the following methods, without limitation:

(a) block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(b) purchase by broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

(c) an exchange distribution in accordance with the rules of the exchange or quotation system;

(d) ordinary brokerage transactions and transactions in which the broker solicits purchasers;

(e) privately negotiated transactions; and

(f) a combination of any aforementioned methods of sale.

The shares may also be sold in compliance with the Securities and Exchange Commission's Rule 144.

From time to time, the selling stockholders may pledge their shares of common stock pursuant to the margin provisions of their customer agreements with their brokers. Upon a default by a selling stockholder, the broker may offer and sell the pledged shares of common stock from time to time. Upon a sale of the shares of common stock, the selling stockholders intend to comply with the prospectus delivery requirements, under the Securities Act, by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act which may be required in the event any selling stockholder defaults under any customer agreement with brokers.

To the extent required under the Securities Act, a post effective amendment to this registration statement will be filed, disclosing, the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out in this prospectus and other facts material to the transaction. In addition, a post-effective amendment to this Registration Statement will be filed to include any additional or changed material information with respect to the plan of distribution not previously disclosed herein.

We, and the selling stockholders, will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as the selling stockholders are distribution participants and we, under certain circumstances, may be a distribution participant, under Regulation M.

The anti-manipulation provisions of Regulation M under the Securities Exchange Act of 1934 will apply to purchases and sales of shares of common stock by the selling stockholders, and there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, a selling stockholder or its agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while they are distributing shares covered by this prospectus. Accordingly, the selling stockholder is not permitted to cover short sales by purchasing shares while the distribution it taking place. We will advise the selling stockholders that if a particular offer of common stock is to be made on terms materially different from the information set forth in this Plan of Distribution, then a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission. All of the foregoing may affect the marketability of the common stock.

All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling stockholders, the purchasers participating in such transaction, or both.

Any shares of common stock covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

In the event of the transfer by any selling stockholder of his or her shares to any pledgee, donee or other transferee, we will amend this prospectus and the registration statement of which this prospectus forms a part by the filing of a post-effective amendment in order to have the pledgee, donee or other transferee in place of the selling stockholder who has transferred his or her shares.

In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the selling stockholders or, if any of the broker-dealers act as an agent for the purchaser of such shares, from the purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling stockholders to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfil the broker-dealer commitment to the selling stockholders if such broker-dealer is unable to sell the shares on behalf of the selling stockholders. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such re-sales, the broker-dealer may pay to or receive from the purchasers of the shares, commissions as described above.

No broker dealer received any securities as underwriting compensation.

The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the sale of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

DESCRIPTION OF SECURITIES

Our authorized capital consists of 125,000,000 shares of common stock, par value $.001 per share (the "Common Stock") and 25,000,000 shares of preferred stock, par value $.001 per share (the "Preferred Stock"). At the close of business on November 20, 2013, the Company had 25,500,000 shares of Common Stock and 0 shares of Preferred Stock issued and outstanding.

Common Stock

Holders of the Company's common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of the Company's common stock representing a majority of the voting power of the Company's capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of stockholders. A vote by the holders of a majority of the Company's outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to the Company's articles of incorporation.

Holders of the Company's common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. The Company's common stock has no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to the Company's common stock.

Preferred Stock

Our Articles of Incorporation authorizes the issuance of up to 25,000,000 shares of preferred stock with designations, rights and preferences determined from time to time by its Board of Directors. Accordingly, our Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting, or other rights which could adversely affect the voting power or other rights of the holders of the common stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although we have no present intention to issue any shares of its authorized preferred stock, there can be no assurance that the Company will not do so in the future.

Options and Warrants

The Board of Directors has not approved or implemented any stock option plan or the issuance of any warrants.

Transfer Agent and Registrar

The transfer agent for our common stock is VStock Transfer LLC, 77 Spruce Street, Suite 201, Cedarhurst, New York 11516; phone (855) 987-8625.

Penny Stock

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions.  For any transaction involving a penny stock, unless exempt, the rules require:

●	That a broker or dealer approve a person's account for transactions in penny stocks; and

●	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

●	Obtain financial information and investment experience objectives of the person; and

●
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

●	Sets forth the basis on which the broker or dealer made the suitability determination; and

●	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules will discourage investor interest in and limit the marketability of our common stock.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert named in the registration statement as having prepared or certified any part thereof (or is named as having prepared or certified a report or valuation for use in connection with the registration statement), or (b) counsel for the Company or selling security holders named in the prospectus as having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of such securities, was employed for such purpose on a contingent basis, or at the time of such preparation, certification or opinion or at any time thereafter through the date of effectiveness of the registration statement or that part of the registration statement to which such preparation, certification or opinion relates, had, or is to receive in connection with the offering, a substantial interest, direct or indirect, in the Company or any of its parents or subsidiaries or was connected with the Company or any of its parents or subsidiaries as a promoter, managing underwriter (or any principal underwriter, if there are no managing underwriters), voting trustee, director, officer, or employee.

INFORMATION WITH RESPECT TO THE COMPANY

(a)    Description of Business

Forward Looking Statements

Information included or incorporated by reference in this Prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negative of these words or other variations on these words or comparable terminology. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this Prospectus will in fact occur.

General Development of Business

IMC Holdings LLC, a Texas limited liability company (the "LLC"), was formed under the laws of Texas on August 10, 2005. The LLC did not start any operations until after its merger with IMC Holdings Inc., a Nevada corporation (the “Company”). The Company was formed and incorporated under the laws of Nevada on August 26, 2011. On August 13, 2012, the Company’s merger with the LLC became effective and the LLC ceased its minimal operations. Prior to the merger, the Company had no business operations, other than maintaining its good standing as a Nevada corporation. Pursuant to the terms of the merger, on September 1, 2012, the Company issued 1,000,000 shares of its common stock to Robert Zayas, M.D. in exchange for all of the membership interests in the LLC. Furthermore, the Company issued 19,000,000 shares of its common stock on September 1, 2012 to the founder and developer of medical software and obtained the rights to license (the “License”) and market the software. The software is owned by Z Healthcare Management LP, a Texas Limited Partnership whose General Partner is Z Healthcare Systems, Inc., a Texas corporation and whose majority shareholder is Robert Zayas, M.D, (also known as Roberto Zayas Jr., M.D.) the majority shareholder, President and a director of the Company. The License enables IMC to sub-license a comprehensive electronic medical practice management (EPM) and electronic medical records (EMR) software package (the "Software"). The Software is designed to support a full range of medical practices and medical specialties, allowing physicians, groups, plans and healthcare organizations to improve patient care, streamline work flow and meet objectives while cutting costs, improving productivity and maximizing profits. The Software provides a potential licensee with scheduling, registration, custom reporting, billing, collections, and the ability to electronically manage medical records. Also, the data obtained from the use of the Software may be used for outcomes analysis and to track marketing in a medical practice. The Software can be customized, using many medical specialty specific templates available within the Software. Customization services are offered by IMC or the licensee may choose to customize the Software using its own resources.

The EMR part of the software, streamlines and digitizes all aspects of the documentation of patient care. The EPM system integrates with EMR seamlessly and electronically facilitates the use of that data with the requirements of billing, collections, claims, scheduling, reports, lab results, imaging, referrals and other clinical and practice procedures, as well as payroll services, online banking, accounting and bank account reconciliation. The Software provides a level of connectivity that allows access across physical locations and staff functions, improves the speed and quality of patient care and provides a high level of accuracy.

The Software provides data displays that are viewer "friendly", which we believe is in keeping with the progression of the natural workflow to which medical office workers have become accustomed. The Software minimizes the number of "click-throughs" to key functions, thereby increasing efficiency. The Software's data mining capabilities are designed to group and make accessible information we believe has not been previously available, enabling more effective treatment protocols and outcome studies to be undertaken.

The Software also provides an integrated system that links all the functions of the front office, back office, collections and billing (collectively the "Modules" and individually a "Module") while also providing each Module's the ability to be used independently. This, combined with the Software’s, what we call “Decision Tree” design intelligence, allows for increased functionality and flexibility. “Decision Trees” are set up as snapshots of procedures, workflow and decision flow charts and are adapted to suit the specific requirements of different specialties or applications. With the flexibility of our Software and Decision Tree design intelligence, we aim to provide a useful tool for clinics to enhance their own programs and product lines by cutting costs and improving service.

Our License

During the past several years Dr. Zayas, has created and developed the software we have licensed. In August, 2010, Dr. Zayas assigned the software to Z Healthcare Management, LP, ("ZHM") our licensor. The License grants us the exclusive right to market, sell, and sub-license the software products and ancillary materials to healthcare organizations and operations worldwide, subject to a reservation of rights to use and license the Software to any entity that is owned or controlled by Dr. Zayas. In consideration for the granting of the License, we have agreed to pay to ZHM a royalty fee of 12.5% of the Net Sales Price of all Software sold or licensed and a royalty of 5% of all revenues earned by us for services related to the Software. There is no minimum royalty that must be paid, except that commencing on the second anniversary of the License period, a minimum payment of $99,000 per the completion of four consecutive quarters in lieu of royalties must be paid. The License has a term of month to month.

The Software is defined as "all software, computer programs, documentation and materials in and arising from the Software". The "related services" are defined as "all services, including training and maintenance, associated with or intended for the Software and related technology".

The License further provides that:

●	The Licensor is not responsible for maintenance and support, but if maintenance and support is requested, the Licensor may supply same at market rates.

●
We may develop separate documentation and related software materials (including user manuals) for the benefit of sub-licensees and for our sales and marketing efforts. Licensor shall in good faith provide reasonable assistance to us for such development efforts. Licensor may, however, charge us for employee or contractor man-hours incurred by Licensor during such assistance.

●	Licensor has no obligation to create, but we have right to obtain all released versions and revisions and to have it transfer to us.

●	Customization of the Software shall be our responsibility. Any arrangement placing customization and related programming work responsibilities on ZHM shall be negotiated separately and in good faith.

●	No Training: all training shall be the responsibility of Licensee. Any arrangement regarding training assistance from ZHM shall be negotiated separately and in good faith.

Financial Information about Segments

We are still a development stage company and have not yet generated revenues.

The Industry

Development of the Market

Electronic medical records (EMRs) automate the clinical operations of healthcare providers. They provide digital storage of patient charts, and include functionality to track patient demographics, histories, SOAP notes, medications, test results and more.

Electronic Medical Practice Management (EPMs) is, in effect, the back office of a medical practice, coordinating scheduling, billing, collections and other aspects of the business side of a medical practice.

Electronic medical records are also referred to as electronic health records (EHRs), digital medical records or computerized medical records. By generally accepted definition, an EMR is an electronic record of patients’ medical histories, created and stored at a single location. Meanwhile, an EHR is the comprehensive collection of patient medical records created and stored at multiple locations.

Collectively, the EMR, and EPM and are transforming the way modern physician offices and clinics operate. This market has evolved with the growth of the Internet, the computer and specialized software. One factor for its growth is the benefits that it provides to physician offices. The following are the minimum benefits that should be realized with a successful implementation:

•
Improved Efficiency. Physician practices should find themselves with more time to focus on patient care as they eliminate paperwork, speed up medical charting, receive lab test results electronically, and prescribe electronically.

•
More Time for More Patients. As physicians and support staff spend less time tracking paperwork, they should be able to see more patients. EMRs should also allow physicians to complete and document patient encounters more quickly, further increasing their ability to see more patients.

•
Increased Collections. Electronic patient records provide physicians with the necessary documentation to support claims sent to insurance companies, Medicare, and Medicaid. Integrated features for E&M coding also help providers code visits appropriately and confidently. Of course, seeing more patients should naturally increase collections as well. This is one of the top benefits of electronic health records.

•
Improved Quality of Care. Features such as integrated drug databases, symptom checks, and drug interaction verification help physicians prescribe the correct medications and dosages. EMRs can also provide prompts to physicians based on inputs of patient chief complaints and/or risky demographic factors. This is another one of the many advantages of electronic health records systems.

Over and above those benefits are the incentives offered by the United States government under the Affordable Care Act and other related laws which passed the Congress in recent years and were signed into law.

A Solution for Accountable Care

Key healthcare stakeholders have proposed several solutions that fall under the general heading of Value-Driven Healthcare. The federal government’s leadership in this arena includes the HITECH Act, new payment models, such as Patient Centered Medical Home, and Accountable Care Organizations (ACOs), and demonstration projects, such as the Comprehensive Primary Care Initiative. Each of these efforts hinges on the need to improve care coordination between teams of providers and streamline transitions in care—the movement of patients from one care setting to another—which remains the weakest link in the healthcare chain. An interoperable, connected EMR/EHR/EPM is a required element to improve care transitions and ensure that providers in every setting have access to the latest information on their patients and to allow patients to be involved in their own healthcare management.

Recent Industry Developments

On February 17, 2009, President Barack Obama signed the American Recovery & Reinvestment Act (ARRA), which incorporated the HITECH Act (HITECH) and federal Meaningful Use incentive program. HITECH provides financial incentives through the Centers for Medicare and Medicaid Services (CMS) to physicians and hospitals that prove they have adopted and are using Electronic Health Record (EHR) technology to improve both the quality and cost-effectiveness of patient care. Studies demonstrate that effective use of EMR/EHRs can reduce medical errors, improve clinical quality and lead to better patient outcomes by enabling real-time access to patient records, medical information and best practices, and electronic connectivity to all healthcare stakeholders, including patients. In addition to other components of the law, the ARRA provides for what is expected to be approximately $30 billion in funds to encourage health information technology utilization. The total included $2 billion in discretionary funds for supporting programs and an estimated $27 billion for incentives that began to be distributed through Medicare and Medicaid beginning in 2011 to promote widespread adoption and use of interoperable healthcare IT systems, such as the EMR/EHR. Physicians who have not adopted certified EHR systems by 2014 will have their Medicare reimbursements reduced by up to 5 percent over a period of time beginning in 2015.

Through the Meaningful Use incentives, CMS provides physicians with financial incentive payments of up to $44,000 for Medicare providers or $64,000 for Medicaid providers over five years, beginning in 2011, for deploying and using a certified EMR/EHR to care for patients. The law already has ignited significant job growth in the information technology sector and, according to a Congressional Budget Office, review of the law’s impact is expected to drive up to 90 percent of US physicians to adopt EMR/EHRs in the next decade.

The U.S. Department of Health & Human Services announced in July 2012 within the final regulation related to Stage 2 of the Meaningful Use Electronic Health Record Incentive Program that providers (hospitals and physicians) who attested to their participation in 2011 will not have to start complying with Stage 2 requirements until 2014 rather than the originally scheduled 2013. The deferral was provided in order to provide sufficient time to develop and test updates to software applications meeting the anticipated Stage 2 requirements and transition all providers participating in the program to the updated applications while also ensuring patient safety. To date the deferral has not provided incentive or disincentive for new orders. Additionally, those participating in 2014 will only be required to do so for a single quarter, not for a full twelve months as originally required, and all participating providers will be required to use the 2014 Edition of the EHR provided by their software vendor. Under this change, we will thus have to transition all clients who have attested in 2011, 2012 and/or 2013 to the 2014 Editions of our software by the time they start their program participation in 2014. The required implementation of new diagnosis and disease codes under ANSI-5010 and ICD-10 by 2013 is also of immediate interest to our client base. These regulations will present a positive opportunity for the company in the context of product upgrades, client service and training. However, the adoption of these standards and the deadline that corresponds with the start of the 2014 period for the EHR Incentive Program could place additional burden on us to meet implementation and training demands during a period of significant client upgrades and new orders associated with accelerating EHR adoption. Another factor impacting demand for our solutions is the significant revision to provider reimbursement that is being undertaken at the federal level, fostering the move to a value-based system of care. As an example, the Centers for Medicare and Medicaid Services, or CMS, announced the Comprehensive Primary Care Initiative designed to reward providers who demonstrate an emphasis on cost containment and quality improvement specifically through care coordination and an increased emphasis on the role of the primary care provider. Healthcare organizations will need solutions like ours to shift from fee-for-service to fee-for-outcomes because their basic reimbursement will be based, ultimately, on proving quality outcomes that are captured, communicated, measured and shared with other relevant providers. Coordinated care models, of which Accountable Care Organizations (ACOs) are one example, will require an interoperable Electronic Health Record that connects providers across entire communities to coordinate care.

On January 25, 2013, the Federal Register published the final omnibus rules of the U.S. Department of Health and Human Services (HHS) which modify the HIPAA Privacy, Security, Breach Notification and Enforcement Rules. These rules impose additional obligations and burdens on covered entities, business associates and subcontractors relating to the privacy and security of Protected Health Information. Much of the Privacy and all of the Security Rule now applies directly to business associates and their subcontractors. These new rules may increase the cost of compliance and could subject us to additional enforcement actions.

Government Regulation.

In general, regulations in this area impose certain requirements which can be burdensome and evolve regularly, meaning that any potential benefits may be reversed by a newly-promulgated regulation that adversely affects our business model. Aspects of our clinical products are affected by such regulation because of the need of our customers to comply, as discussed above. Compliance with these regulations could be burdensome, time-consuming and expensive. We also are subject, as discussed above, to future legislation and regulations concerning the development and marketing of healthcare software systems or requirements related to product functionality. These could increase the cost and time necessary to market new services and could affect us in other respects not presently foreseeable.

Electronic Health Records.

A number of important federal and state laws govern the use and content of electronic health record systems, including fraud and abuse laws that may affect the donation of such technology. As a company that provides electronic health record systems to a variety of providers of healthcare, our systems and services must be designed in a manner that facilitates our customers’ compliance with these laws. Because this is a topic of increasing state and federal regulation, we continue to monitor legislative and regulatory developments that might affect our business practices as they relate to electronic health record systems, revenue cycle management systems, ePrescribing and others. We cannot predict the content or effect of possible future regulation on our business practices.

Additionally, recently enacted public laws reforming the U.S. healthcare system may have an impact on our business. The Patient Protection and Affordable Care Act (H.R. 3590; Public Law 111-148) (“PPACA”) and The Health Care and Education and Reconciliation Act of 2010 (H.R. 4872) (the “Reconciliation Act”), which amends the PPACA (collectively the “Health Reform Laws”), were signed into law in March 2010. The Health Reform Laws contain various provisions which may impact the Company and our customers. Some of these provisions (including Accountable Care Organizations and the Comprehensive Primary Care Initiative) may have a positive impact by requiring the expanded use of electronic health records and analytics tools to participate in certain federal programs, for example, while others, such as those mandating reductions in reimbursement for certain types of providers, may have a negative impact by reducing the resources available to purchase our products. Increases in fraud and abuse enforcement and penalties may also adversely affect participants in the healthcare sector, including the Company. Additionally, conversations continue in Congress around the Medicare Sustainable Growth Rate reimbursement model and possible replacement payment methodologies, some of which would further encourage the adoption of health information technology in order to satisfy possible new requirements tying the report of quality measurements to the receipt of payment through Medicare but which also currently raise ambiguity among physician populations and healthcare organizations.

Increased government involvement in healthcare could adversely affect our business.

U.S. healthcare system reform at both the federal and state level could increase government involvement in healthcare, lower reimbursement rates and otherwise change the business environment of our customers and the other entities with which we have a business relationship. We cannot predict whether or when future healthcare reform initiatives at the federal or state level or other initiatives affecting our business will be proposed, enacted or implemented or what impact those initiatives may have on our business, financial condition or results of operations. Our customers and the other entities with which we have a business relationship could react to these initiatives and the uncertainty surrounding these proposals by curtailing or deferring investments, including those for our products and services. Additionally, the government has signaled increased enforcement activity targeting healthcare fraud and abuse, which could adversely impact our business, either directly or indirectly. To the extent that our customers, most of whom are providers, may be affected by this increased enforcement environment, our business could correspondingly be affected. Additionally, government regulation could alter the clinical workflow of physicians, hospitals and other healthcare participants, thereby limiting the utility of our products and services to existing and potential customers and curtailing broad acceptance of our products and services. Further examples of government involvement could include requiring the standardization of technology relating to electronic health records, providing customers with incentives to adopt electronic health record solutions or developing a low-cost government sponsored electronic health record solution, such as the VistA-Office electronic health record. Additionally, certain safe harbors to the federal Anti-Kickback Statute and corresponding exceptions to the federal Stark law may alter the competitive landscape. These safe harbors and exceptions are intended to accelerate the adoption of electronic prescription systems and electronic health records systems, and therefore provide new and attractive opportunities for us to work with hospitals and other donors who wish to provide our solutions to physicians. At the same time, such safe harbors and exceptions may result in increased competition from providers of acute electronic health record solutions, whose hospital customers may seek to donate their existing acute electronic health record solutions to physicians for use in ambulatory settings.

Narrative Description of the Business

Product Development

The business management software industry is characterized by continuing improvements in technology, resulting in the frequent introduction of new products, short product life cycles, changes in customer needs and continual improvement in product performance characteristics. To be successful, we must be cost-effective and timely in enhancing our current software applications, developing new innovative software solutions that address the increasingly sophisticated and varied needs of an evolving range of customers, and anticipating technological advances and evolving industry standards and practices.

The Company’s research and development strategy is to continue to enhance the functionality of its software products through new releases and new feature developments. We will also continue to evaluate opportunities for developing new software so that health care organizations may further streamline and automate the tasks associated with administering their businesses. The Company seeks to simultaneously allow organizations to improve their productivity while reducing their costs associated with those business tasks.

Despite the Company’s best efforts, there can be no assurance that we will complete its existing and future development efforts or that new and enhanced software products will adequately meet the requirements of the marketplace and achieve market acceptance. Additionally, we may experience difficulties that could delay or prevent the successful development or introduction of new or enhanced software products. Furthermore, despite extensive testing, errors may be found in any new software products or releases after shipment, resulting in a diversion of development resources, increased service costs, loss of revenue and/or delay in market acceptance.

Software Solutions

Our Software solutions:

The "EMR Solution" is designed to enhance physician productivity using Tablet PCs, wireless handheld device, or a desktop workstation for the purpose of automating the most common physician activities, including prescribing, dictating, ordering lab tests and viewing results, documenting clinical encounters and capturing charges, among others. Our Software has the functionality to handle the complexities of small to large physician practices and provides an electronic repository for all patient record information including patient charts, office notes, lab results, explanation of benefits and referral letters among other paper based documents.

The "Scheduling, Billing Payment Solution" is a practice management system that streamlines administrative aspects of physician and clinical practices, including patient scheduling, electronic remittances, electronic claims submission and electronic statement production. This system also provides multiple resource scheduling, instant reporting and referral tracking. Our electronic data interchange solution facilitates statement management processing, claims management processing, electronic remittances and appointment reminders.

The "Prescribing Solution" enables physicians to access via the Internet to quickly, safely and securely prescribe medications, check for drug interactions, access medication histories, review drug reference information and send prescriptions directly to a pharmacy or mail order facility.

The "Data Analysis Solution” includes a series of modules, individually selectable, to complete the customer’s paperless office:

●	Practice Management
●	Data Analysis (Outcomes, Quality, Process)
●	Billing & Accounts Receivables
●	Collections
●	Electronic Claims Submission
●	Electronic Payment Remittance
●	Scheduling
●	Document Completion
●	Laboratory Information
●	Imaging
●	Dictation/transcription
●	Report Generation
●	Referral Management
●	Industry Standard H7 Interface Engine
●	Wireless Technology/Mobile Solutions
●	Fax Capability

Sales and Distribution

We intend to market our Software products and services primarily through direct selling and telesales model, which enables the Company to sell its Software solutions in an efficient, cost-effective manner.  The prospective customer visits the Company’s website, and, gathers the needed product information, and can optionally register for webcasts, product demonstrations, white papers and the like.  At that point, the prospective customer provides contact information via the website and a sales representative follows up to provide further information and conclude the sale.  In addition to this direct, inside sales model, we intend to supplement these efforts with its proposed partner programs described below.  By working with these partners, the Company expands the reach of its direct sales force and gains access to key opportunities in major market segments worldwide.  The Company intends to have two distinct levels of partners in its Partner Program: Reseller Partners and Referral Partners.

Reseller Partners are companies that represent the Company.  Reseller Partners commit to a minimum level of business per year with the Company and receive a channel discount for that commitment.  Referral Partners provide the Company with the name and particular information about a customer and its needs as a sales lead.  If the Company accepts the sales lead, registers it for a particular Referral Partner and subsequently makes a sale as a direct result of such a lead, the Company will pay the Referral Partner a sales lead referral fee.  Currently, the Company has no Reseller or Referral Partners.

In addition, we intend to hire independent sales representatives to offer our Software throughout the United States.  There representatives will be offered a commission and be paid only upon the consummation of a sale of our Software.

We further anticipate that our future marketing activities may include all or some of the below activities:

●	Press releases and nurturing relationships with industry thought leaders and bloggers to gain third-party validation and generate positive coverage for the Company;
●	Participation in industry events, trade shows and online trade shows, webinars, etc. to create customer awareness, trust and enthusiasm;
●	Search engine marketing and search engine optimization;
●	Social Media - blog, LinkedIn groups, FaceBook and other online resources;
●
Web site development and design to create a pleasant and productive user-experience, engage and educate prospects and generate interest through information and demonstration, case studies, white papers and marketing collateral;

●	Email and phone campaigns to capture leads, promote the brand, conduct surveys and communicate information about our member participants;
●	Use of customer testimonials and case studies;
●	Promotions, partnerships and sponsorships as appropriate;
●	Advertising in industry related websites, blogs, e-newsletters and publications;
●	Industry contacts and relationships.

Customer Service and Support

We anticipate that basic customer support during business hours will be available to our customers.

Technology and Development

Our software was acquired by a license from Z Healthcare Management, LP. Under the License Agreement, any revisions or modifications to the software are the responsibility of the Company.

We expect that our customers will access our services through an easy-to-use web-based interface. Our web-based delivery method will give us control over our software applications and permits us to make modifications at a single central location. We further expect to add additional functionality of our services and to be able to deliver additional products to our customers.

We intend to optimize the software applications to run on a specific database and operating system using the tools and platforms best suited to serve our customers. Performance, functional depth and the usability of our service will drive our technology decisions and product direction. The software will be optimized for use on desktop computers, workstations, laptop computers, tablet devices and other handheld devices. Certain parts of the software applications will also be available on mobile devices.

Infrastructure

Our technology infrastructure will be hosted externally by cloud service providers and redundantly stored in multiple data center locations. We expect that our customers will depend on the availability and reliability of our services and we have therefore selected an external hosting cloud service provider that is highly reliable and employs system redundancy in order to minimize potential system downtime.

Security

We intend to maintain high security standards and employ an intrusion detection system. Our software "firewalls" are managed and monitored continuously. Our communications are secured using secure socket layer 128-bit encryption. All incoming traffic must be authenticated before it is authorized to be passed on to the application. Once a user has been authorized, access control to specific functions within the site is performed by the application. Our access control system is highly granular and includes the granting and revocation of user permissions to functions on the site.

Competition

The market for our products and services is intensely competitive and is characterized by rapidly evolving technology and product standards, technology and user needs and the frequent introduction of new products and services. Some of our competitors may be more established, benefit from greater name recognition and have substantially greater financial, technical, and marketing resources than we do. There are numerous companies that offer acute and/or ambulatory EMR/EHR (along with related services) and practice management products, and the  marketplace remains fragmented. We face competition from several types of organizations, including providers of practice management solutions, electronic prescribing solutions, ambulatory and acute care EHR solutions, hospital computerized physician order entry, emergency department information systems, analytics, performance management and care management solutions, post-acute discharge management solutions, and homecare solutions.

Our leading industry competitors in the physician healthcare information systems and services market include Allscripts Healthcare Solutions, Inc., athenahealth Inc., Cerner Corporation, eClinicalWorks Inc., Emdeon, Epic Systems Corporation, General Electric Company, Greenway Medical, McKesson Corporation, Quality Systems, Inc., The Trizetto Group, Inc., Vitera Healthcare Solutions and Wellsoft Corporation.

All of these competitors have been in business longer and have much more financial support for their operations. There can be no assurance that we will be able to compete successfully against current and future competitors or that the competitive pressures that we face will not materially adversely affect our business, financial condition and results of operations.

Intellectual Property

We do not presently have any patents or trademarks. We rely on a combination of copyright and trade secrets as well as confidentiality procedures and contractual provisions to protect our proprietary technology. We will rely on copyright laws to protect copy on our web site and all marketing materials. We have registered several Internet domain names related to our business in order to protect our proprietary interests, including but not limited to www.internetmedicalclinics.com.

From time to time, we may encounter disputes over rights and obligations concerning intellectual property. Also, the efforts we have taken to protect our proprietary rights may not be sufficient or effective. Any significant impairment of our intellectual property rights could harm our business, our brand and reputation, or our ability to compete. Also, protecting our intellectual property rights could be costly and time consuming.

Employees

As of November 20, 2013, the Company does not have any employees besides the Chief Executive Officer/Chief Financial Officer, Dr. Robert Zayas (“Officer”). Any administrative, marketing, technical, IT and/or software development work that is not handled by the Officer is outsourced to qualified professionals as deemed necessary.

Financial Information about Geographic Areas

We are still a development stage company and have not yet generated revenues.

Available Information

Our fiscal year ends on December 31st. We plan to furnish our shareholders annual reports containing audited financial statements and other appropriate reports, where applicable. In addition, we intend to become a reporting company and file annual, quarterly and current reports, and other information with the SEC, where applicable. You may read and copy any reports, statements, or other information we file at the SEC's public reference room at 100 F. Street, N.E., Washington D.C. 20549-3561. You can request copies of these documents, upon payment of a duplicating fee by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

Reports to Security Holders

The Company will provide an annual report to its security holders in the manner and within the time frame required by Nevada law. That annual report will include financial information that has been examined and reported on, with an opinion expressed “by” an independent certified public accountant.

Enforcement of Civil Liabilities Against Foreign Persons

The Company is a domestic corporation.

(b)   Description of Property

The Company does not own, rent or lease real property. Our principal executive offices are located at 12121 Jones Rd., Houston, Texas 77070, the offices of our sole Director and Chief Executive Officer, for which we pay no rent.

(c)   Legal Proceedings

We are not a party to any legal proceedings nor are any contemplated by us at this time.

(d)   Market Price of and Dividends On the Company’s Common Equity and Related Stockholder Matters

Market Information

There is no established public trading market for any class of the Company’s common equity securities.

There is no part of the Company’s common equity (i) that is subject to outstanding options or warrants to purchase, or securities convertible into, common equity of the registrant; (ii) that could be sold pursuant to Rule 144 under the Securities Act [§230.144 of this chapter] or that the Company has agreed to register under the Securities Act for sale by security holders; or (iii) that is being, or has been publicly proposed to be, publicly offered by the Company, the offering of which could have a material effect on the market price of the Company’s common equity.

Holders

The Company’s common stock is the only class of common equity issued and outstanding. As of November 12, 2013 there are twenty-four (24) holders of our common stock.

Dividends

From inception to November 20, 2013 the Company has paid no cash dividends on any class of its common equity.

Securities authorized for issuance under equity compensation plans

No equity securities of the Company are authorized for issuance under equity compensation plans.

(e)   Financial statements meeting the requirements of Regulation S-X (17 CFR Part 210)

The Company’s financial statements have been filed as Item 15, Exhibits and Financial Statement Schedules, of this Form.

(f)   Selected Financial Data

We are still a development stage company and have not yet generated revenues.

(g)  Supplementary Financial Information

We are still a development stage company and have not yet generated revenues

(h)  Management’s Discussion and Analysis of Financial Condition and Results of Operations

This section of the Registration Statement includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our predictions. The following discussion should be read in conjunction with the consolidated financial statements and notes thereto included in this prospectus.

Plan of Operation

The Company plans to achieve the following milestones through September 30, 2014.

  First Three Months Commencing October 1, 2013

The first phase of our development efforts will be the preparation of a marketing plan and marketing materials. Also, during this time we will be continuing our software development efforts. Once we believe that our Software is developed sufficiently to satisfy our potential customers' needs, we will commence a beta test phase, which we anticipate will occur at the beginning of the first quarter of 2014.

The Company plans to continue to retain, on a part time independent contractor basis, the following consultants: software development consultants; one part-time project manager; one part-time test engineer; a business development consultant; a graphic designer; a marketing consultant; and accounting bookkeeper. These consultants will work with Dr. Zayas during this phase to continue the development of the Software, attend conferences relevant to our target markets, conduct business development activities, and plan for and deploy online marketing and social media strategies. The Company anticipates that it will spend approximately $200,000 to conduct the abovementioned activities.

We are a development stage business and have had no revenue since our formation. There can be no assurance that we will complete the development of the Software and even if completed that the business will generate any revenues. Further, there can be no assurance that even if revenues are generated by the business, that those revenues will be sufficient to enable the Company to maintain its operations.

Through March 31, 2014

When management believes that the development phase has been successfully accomplished, we will commercially launch, which is anticipated to be during the first quarter of 2014. We intend to continually develop new features and functionality for our Medical Office Management Solutions Software into the foreseeable future. There can be no assurance that we will complete the development of the commercial release of our Medical Office Management Solutions Software , and even if completed, that our Medical Office Management Solutions Software  will generate any revenues.

The Company will need to secure additional financing in the future to continue to develop the product, attract customers, and start generating revenues.  Our business plans estimate that we will need to raise additional capital to fund our operations after January 1, 2014 and there can be no assurance that we will be able to raise any or all of the capital.  Once the Company completes our Medical Office Management Solutions Software the Company will reduce consultant fees related to software development, and dedicate the resources of Dr. Zayas, the business development consultant and the marketing consultant primarily towards building a critical mass of new customers.  It is anticipated that the Company will generate revenue starting in mid-2014, however, there can be no assurance that if in fact the Company does generate revenue starting in mid-2014, that such revenues would be sufficient to sustain or grow the operations.

Results of Operations

Revenues

For the period from August 10, 2005 (Inception) through June 30, 2013, we did not earn any revenues. We are still a development stage company and do not expect to begin generating revenues until we begin selling our products and services.

Operating Expenses

Total operating expenses for the six months ended June 30, 2013 and 2012 were $12,122 and $30,255, respectively. These expenses primarily consisted of professional and consulting fees of $10,500 and depreciation and amortization expense of $1,578 for the six months ended June 30, 2013 as compared to consulting fees of $10,000, software development and support fees of $19,595, and depreciation expense of $628 for the same comparable periods in 2012.

Total operating expenses for the years ended December 31, 2012 and 2011 were $38,925 and $22,375, respectively. These expenses primarily consisted of professional and consulting fees of $15,000, software development and support fees of $19,595, depreciation and amortization of $1,890, and other general and administrative expenses of $2,440 for the year ended December 31, 2012 as compared to consulting fees of $21,050, depreciation expense of $471 and other general and administrative expenses of $854, respectively, for the same comparable periods in 2012.

Total operating expenses from August 10, 2005 (Inception) to June 30, 2013 were $73,422.

Net Loss

For the six months periods ended June 30, 2013 and 2012, and from August 10, 2005 (Inception) to June 30, 2013, we incurred a net loss of $15,388, $32,576, and $83,372, respectively.

For the years ended December 31, 2012 and 2011 and for the period from August 10, 2005 (inception) to December 31, 2012, we incurred a net loss of $44,544, $23,440 and $67,984, respectively. The losses incurred were primarily due to operating expenses as described above.

Capital Resources and Liquidity

Net cash used in operating activities was $10,544 and $29,627 for the six months period ended June 30, 2013 and 2012, respectively, and was $64,434 cumulative results from August 10, 2005 (Inception) to June 30, 2013, was primarily attributable to the losses of $15,388, $32,576 and $83,372, and increase in accrued liabilities of $3,266, $2,321 and $9,949 during the above periods.

Net cash used in investing activities was $0 for the six months periods ended June 30, 2013 and 2012, and was $2,770 cumulative results from August 10, 2005 (Inception) to June 30, 2013, due to the purchase of property and equipment.

Net cash provided by financing activities was $3,000 and 35,500 for the six months periods ended June 2013 and 2012, respectively, and was $77,595 cumulative results from August 10, 2005 (Inception) to June 30, 2013, was principally due to cash proceeds received from sale of our common stock via a private placement and advances received from a related party.

We currently rely on cash flows from financing activities to fund our capital expenditures and to support our working capital requirements. We expect that future cash requirements will principally be for capital expenditures and working capital requirements.

Proceeds of $9,000 generated from the sale of 450,000 shares of common stock provided sufficient cash balances to support the Company's operations and development of the Software through at least June 30, 2013. Our business plans estimate that we will need to raise additional capital to fund our operations after June 30, 2013 and there can be no assurance that we will be able to raise any or all of the capital required. However, without further funding, we anticipate running out of cash after December 31, 2013, and accordingly our current cash balances will not be sufficient to fund our operating expenses and the continued development of the business after December 31, 2013.

We have generated no revenues since our inception and have incurred an accumulative deficit of $83,372 and used cash in operating activities of $64,434 since August 10, 2005 (Inception) to June 30, 2013. We anticipate that we will continue to incur net losses in the near term, and we may never be able to achieve profitability. We expect to continue to incur losses for the foreseeable future. In order to achieve profitable operations we need to generate significant revenues from fees earned from the business. We cannot be certain that our business strategies will be successful or that will we generate significant revenues and become profitable. Additionally, we will need to obtain additional public or private equity financings or debt financings in order to continue operations.

Critical Accounting Policies

Going Concern

Our financial statements are prepared using generally accepted accounting principles in the United States of America applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  We have not yet established an ongoing source of revenues sufficient to cover our operating costs and allow it to continue as a going concern.  Our continuation as a going concern is dependent upon the continued financial support from our shareholders, our ability to obtain necessary financing to continue operations, and the attainment of profitable operations.  We have incurred accumulated losses of $83,372 since August 10, 2005 (Inception) to June 30, 2013.  We have a working capital deficit of $68,153 and shareholders’ deficit of $49,322 as of June 30, 2013.  These factors, among others raise a substantial doubt regarding our ability to continue as a going concern.  If we are unable to obtain adequate capital, we could be forced to cease operations. The accompanying financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Development Stage Risk

We have earned no revenues from our operations.   Accordingly, the Company’s activities have been accounted for as those of a “Development Stage Enterprise” as set forth in Accounting Standards Codification (“ASC”) 915 “Development Stage Entities”.   Among the disclosures required by ASC 915 are that the Company’s financial statements be identified as those of a development stage company, and that the statements of operations, shareholders’ equity (deficit) and cash flows disclose activity since the date of the Company’s inception.

Revenue Recognition

The Company expects to recognize revenue when persuasive evidence of an arrangement exists, collectability of arrangement consideration is reasonably assured, the arrangement fees are fixed or determinable and delivery of the product or service has been completed. If at the outset of an arrangement, the Company determines that collectability is not reasonably assured, revenue is deferred until the earlier of when collectability becomes probable or the receipt of payment. If there is uncertainty as to the customer’s acceptance of the Company’s deliverables, revenue is not recognized until the earlier of receipt of customer acceptance or expiration of the acceptance period. If at the outset of an arrangement, the Company determines that the arrangement fee is not fixed or determinable, revenue is deferred until the arrangement fee becomes estimable, assuming all other revenue recognition criteria have been met.

In October 2009, the Financial Accounting Standard Board, or FASB, issued amended revenue recognition guidance for arrangements with multiple deliverables. The new guidance requires the use of management’s best estimate of selling price for the deliverables in an arrangement when vendor specific objective evidence, vendor objective evidence or third party evidence of the selling price is not available. In addition, excluding specific software revenue guidance, the residual method of allocating arrangement consideration is no longer permitted, and an entity is required to allocate arrangement consideration using the relative selling price method.

To the extent the Company sells products that may consist of multiple deliverables the revenue recognition is subject to specific guidance. A multiple-deliverable arrangement is separated into more than one unit of accounting if the following criteria are met:

●	the delivered item(s) has value to the client on a stand-alone basis; and
●
if the arrangement includes a general right of return relative to the delivered item(s), delivery or performance of the undelivered item(s) is considered probable and substantially in the Company’s control.

If these criteria are not met, the arrangement is accounted for as one unit of accounting which would result in revenue being recognized ratably over the contract term or being deferred until the earlier of when such criteria are met or when the last undelivered element is delivered. If these criteria are met for each element and there is a relative selling price for all units of accounting in an arrangement, the arrangement consideration is allocated to the separate units of accounting based on each unit’s relative selling price.

Impairment on Long-Lived Assets and Other Intangible Assets

The Company evaluates the recoverability of property and equipment and amortizable intangible assets for possible impairment whenever events or circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of these assets is measured by a comparison of the carrying amounts to the future undiscounted cash flows the assets are expected to generate. If such review indicates that the carrying amount of property and equipment and intangible assets is not recoverable, the carrying amount of such assets is reduced to fair value. In addition to the recoverability assessment, we routinely review the remaining estimated useful lives of property and equipment and amortizable intangible assets. If we reduce the estimated useful life assumption for any asset, the remaining unamortized balance would be amortized or depreciated over the revised estimated useful life.

Intangible Assets

Intangible Assets are stated at cost, less accumulated amortization. Amortization is provided using the straight-line method over the estimated useful life of ten years. The impairment test for indefinite-lived intangible assets involves a comparison of the estimated fair value of the intangible asset with its carrying value. If the carrying value of the indefinite-lived intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess.

Income taxes

The Company uses the liability method of accounting for Income Taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. A valuation allowance can be provided for a net deferred tax asset, due to uncertainty of realization.

Net loss per common share

Net loss per common share is computed pursuant to ASC No. 260 "Earnings Per Share." Basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share is computed by dividing net loss by the weighted average number of shares of common stock and potentially outstanding shares of common stock during each period. There were no potentially dilutive shares outstanding as of November 12, 2013.

Recently Issued Accounting Pronouncements

In May 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update ("ASU") No. 2011-4, which amends the Fair Value Measurements Topic of the Accounting Standards Codification to help achieve common fair value measurement and disclosure requirements in GAAP and International Financial Reporting Standards. ASU No. 2011-4 does not require additional fair value measurements and is not intended to establish valuation standards or affect valuation practices outside of financial reporting. The ASU is effective for interim and annual periods beginning after December 15, 2011. The adoption of this standard did not affect the Company's results of operations, financial condition or liquidity.

In January 2010, the FASB issued Accounting Standards Update No. 2010-06, "Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements" ("ASU 2010-06"). ASU 2010-06 requires some new disclosures and clarifies some existing disclosure requirements about fair value measurement as set forth in Codification Subtopic 820-10. ASU 2010-06 amends Codification Subtopic 820-10 to now require (1) a reporting entity to disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers; (2) in the reconciliation for fair value measurements using significant unobservable inputs, a reporting entity should present separately information about purchases, sales, issuances, and settlements, and (3) a reporting entity should provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements. ASU 2010-06 is effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. Since the requirements of ASU 2010-06 only relate to disclosure, the adoption of this guidance did not have an effect on our financial position or results of operations.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the American Institute of Certified Public Accountants, and the SEC did not or are not believed by management to have a material impact on the Company's present or future financial statements.

Experienced and Dedicated Personnel

We intend to maintain a highly competitive team of experienced and technically proficient employees and motivate them through a positive work environment and stock ownership. We believe that employee ownership, which may be encouraged through a stock option plan, is essential for attracting, retaining and motivating qualified personnel. While we have not yet adopted a stock option plan, we intend to do so in the near future.

Financing Needs

Including the net proceeds from the private placement stock offering, the Company may only have sufficient funds to conduct its operations through December 31, 2013. It is anticipated that the Company will generate revenue starting in mid 2014, however, there can be no assurance that if in fact the Company does generate revenue starting in early 2014, that such revenues would be sufficient to sustain or grow the operations. It is therefore anticipated that the Company will need additional capital in order to continue operations.

The Company presently does not have any available credit, bank financing or other external sources of liquidity, other than the net proceeds from the private placement offering. Due to its brief history and historical operating losses, the Company's operations have not been a source of liquidity. The Company will need to obtain additional capital in order to continue operations. In order to obtain capital, the Company may need to sell additional shares of its common stock or borrow funds from private lenders. There can be no assurance that additional financing will be available in amounts or on terms acceptable to the Company, if at all.

The Company cannot guarantee that it will be able to obtain additional capital. The Company will seek capital from the issuance of equity or debt securities, obtaining credit facilities, or other financing mechanisms. The recent downturn in the U.S. stock and debt markets could make it more difficult to obtain financing through the issuance of equity or debt securities. Even if the Company is able to raise the funds required, it is possible that it could incur unexpected costs and expenses, or experience unexpected cash requirements. Further, if the Company issues additional equity or debt securities, stockholders may experience additional dilution or the new equity securities may have rights, preferences or privileges senior to those of existing holders of the Company's common stock. If additional financing is not available or is not available on acceptable terms, the Company will have to curtail or may even cease its operations.

If we are not successful in generating sufficient liquidity from Company operations or in raising sufficient capital resources, on terms acceptable to us, this would have a material adverse effect on the Company's business, results of operations, liquidity and financial condition.

Recent Financings

During the period August 10, 2005 (Inception) through November 20, 2013, the Company raised $9,000 in private financing from accredited investors. These funds were utilized for the daily operating activities of the company. The investors purchased shares from the Company at $0.02 per share.

Off Balance Sheet Arrangements

None.

(i)   Changes in and Disagreements with Accountants

We have not had any disagreements with our accountants.

(j)   Quantitative and Qualitative Disclosures about Market Risk

The Company holds no market risk sensitive instruments entered into for trading purposes or such instruments entered into for purposes other than trading purposes.

(k)   Directors, Executive Officers, Promoters and Control Persons

Identification of Directors, Officers and Significant Employees

The names of our directors and executive officers, their principal occupations, and the year in which each of our directors and executive officers initially joined the board of directors are set forth below.

Name	Age	Position

Robert Zayas, M.D.	43	CEO, Chairman, President, Secretary and CFO - joined August, 2011

Education and Business Experience

Dr. Robert Zayas - Dr. Zayas is a licensed physician in Texas and Florida.  From 1992 to present, Dr. Zayas has been a medical doctor in private practice with offices in Houston, Dallas, Waco, Corpus Christi and San Antonio, Texas.  From 2002 through 2007, Dr. Zayas was the founder of the Internet Medical Clinics and a consultant for medical technologies and medical software development as they relate to the outpatient medical clinic for groups, such as Galen Capital and Pion Group as well as the former Internet Medical Clinics.  He is currently the owner of the Internet Medical Clinics.  Dr. Zayas is experienced in medical software and medical technologies as they relate to the outpatient medical office and in outpatient medical office management.  Dr. Zayas is further experienced in Bariatrics and in natural bio-identical hormone replacement therapy.

Dr. Zayas is the holder of US Patent # 6,850.889 – System and Method for Conducting a Physician-Patient Consultation, February, 2005 – author.  He has authored various publications related to Bariatrics, Emergency Room Screening of HIV and Tuberculosis patients and Emergency Room screening of myocardial infarction patients, while in medical school at Johns Hopkins University.  Dr. Zayas also authored a publication related to Organic Fluorinated “Burst” Polymers, while an undergraduate at Harvard University.

Dr. Zayas attended Harvard University and earned a degree Cum Laude in Chemistry. He subsequently attended Johns Hopkins Medical School from 1992 through 1996. He also attended Baylor Medical School during this time as transitional residency. Dr. Zayas is a member in the Harris County Medical Society, Texas medical Association, Florida Medical Association and a past member of the Hispanic American Medical Association of Houston and of HIMMS.

Beginning on May 1, 2012, Dr. Zayas has served as Chairman of the Board of VIP Loyalty Corp., a Houston, Texas based company engaged in Direct Response Marketing.  On September 12, 2012, he was named as Chief Executive Officer of VIP Loyalty Corp.

Involvement in Certain Legal Proceedings

None of our officers or directors, promoters or control persons have been involved in the past ten years in any of the following:

(1)	Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

(2)	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

(3)
Being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, or any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

(4)
Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Promoters and Control Persons

(1)	There are no promoters involved in our business.

(2)	Dr. Zayas is the only control person involved in our business.

(l)  Executive Compensation

Dr. Zayas receives no compensation.  There are no current employment agreements between the Company and its executive officer or understandings regarding future compensation.

Dr. Zayas has agreed to work with no remuneration until such time as the Company receives sufficient revenues necessary to provide proper salaries.  Dr. Zayas will have the responsibility to determine the timing of remuneration for key personnel.

Compensation Discussion and Analysis - Executive Officers

There is no compensation to discuss or analyze.

Summary Compensation Table - Executive Officers

Name and principal position	Year Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total

Robert Zayas, M.D. CEO and President, CFO and Secretary	$-	$-	$-	$-	$-	$-	$-	$-

Grants of Plan-Based Awards Table - Executive Officers

The Company has no plan-based awards program of any sort.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table - Executive Officers

The Company has not, from inception to November 20, 2013, paid any compensation to its executive officers nor has it adopted a plan-based awards program of any sort for them.

Outstanding Equity Awards at Fiscal Year-End Table - Executive Officers

The Company has no unexercised options, stock that has not vested, or equity incentive plan awards outstanding as of the end of its last completed fiscal year.

Options Exercised and Stock Vested Table - Executive Officers

From inception through November 20, 2013 the Company has not granted any stock options, SARs or similar instruments to its executive officers nor has it adopted an equity incentive plan of any sort for any of them.

Pension Benefits - Executive Officers

The Company has not adopted a pension plan or retirement plan of any sort for the benefit of its officers, directors or employees.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans - Executive Officers

The Company has not adopted a Nonqualified Defined Contribution Plan or other Nonqualified Deferred Compensation Plan of any sort for its executive officers.

Potential Payments upon Termination of Change-in-Control - Executive Officers

The Company has entered into no contract, agreement, plan or arrangement, written or unwritten, that provides for payment(s) to any person whatsoever at, following, or in conjunction with any termination, including without limitation resignation, severance, retirement or a constructive termination of any executive officer, or a change in control of the Company or a change in any executive officer’s responsibilities, with respect to such executive officer.

Compensation of Directors

The Company has never paid and does not intend to pay directors a fee for their services as such.

Summary Compensation Table - Directors

Name and principal position	Year Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total

Robert Zayas, M.D. Chairman of the Board and sole director	$-	$-	$-	$-	$-	$-	$-	$-

Grants of Plan-Based Awards Table - Directors

The Company has no plan-based awards program of any sort.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table - Directors

The Company has not, from inception to November 20, 2013, paid any compensation to its directors nor has it adopted a plan-based awards program of any sort for them.

Outstanding Equity Awards at Fiscal Year-End Table - Directors

The Company has no unexercised options, stock that has not vested, or equity incentive plan awards outstanding as of the end of its last completed fiscal year.

Options Exercised and Stock Vested Table - Directors

From inception through November 20, 2013 the Company has not granted any stock options, SARs or similar instruments to its directors nor has it adopted an equity incentive plan of any sort for any of them.

Pension Benefits - Directors

The Company has not adopted a pension plan or retirement plan of any sort for the benefit of its directors.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans - Directors

The Company has not adopted a Nonqualified Defined Contribution Plan or other Nonqualified Deferred Compensation Plan of any sort for its directors.

Potential Payments upon Termination of Change-in-Control - Directors

The Company has entered into no contract, agreement, plan or arrangement, written or unwritten, that provides for payment(s) to any person whatsoever at, following, or in conjunction with any termination, including without limitation resignation, severance, retirement or a constructive termination of any director, or a change in control of the Company or a change in any executive officer’s responsibilities, with respect to such director.

(m)  Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information, as of November 20, 2013, with respect to any person (including any "group", as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) who is known to us to be the beneficial owner of more than five percent (5%) of any class of our voting securities, and as to those shares of our equity securities beneficially owned by each of our directors and executive officers and all of our directors and executive officers as a group. Unless otherwise specified in the table below, such information, other than information with respect to our directors and executive officers, is based on a review of statements filed with the Securities and Exchange commission (the "Commission") pursuant to Sections 13 (d), 13 (f), and 13 (g) of the Exchange Act with respect to our common stock. As of November 20, 2013, there were 25,500,000 shares of our common stock outstanding.

The number of shares of common stock beneficially owned by each person is determined under the rules of the Commission and the information is not necessarily indicative of beneficial ownership for any other purpose.  Under such rules, beneficial ownership includes any shares as to which such person has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within sixty (60) days after the date hereof, through the exercise of any stock option, warrant or other right.  Unless otherwise indicated, each person has sole investment and voting power (or shares such power with his or her spouse) with respect to the shares set forth in the following table.  The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.

The table also shows the number of shares beneficially owned as of November 20, 2013 by each of our individual directors and executive officers, by our nominee directors and executive officers and by all our current directors and executive officers as a group.

Name of Beneficial Owner (1)	Common Stock Beneficially Owned		Percentage of Common Stock

Robert Zayas, M.D.	20,000,000	(2)	78.4%

Officers and Directors as a group	20,000,000		78.4%
_______________
(1) Beneficial Ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants, or convertible debt currently exercisable or convertible, or exercisable or convertible within 60 days of November 20, 2013 are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person. Percentages are based on a total of shares of common stock outstanding on October, 2013, and the shares issuable upon the exercise of options, warrants exercisable, and debt convertible on or within 60 days of November 20, 2013.

(2) Of these 20,000,000 shares, 19,000,000 shares of the Company’s common stock are held in the name of Z Management Healthcare L.P., whose general partner is Z Healthcare Systems, Inc., a Texas corporation, whose majority shareholder is Robert Zayas, M.D.

(2) Of these 20,000,000 shares, 19,000,000 shares of the Company’s common stock are held in the name of Z Management Healthcare L.P., whose general partner is Z Healthcare Systems, Inc., a Texas corporation, whose majority shareholder is Robert Zayas, M.D.

There are no arrangements, known to the Company, including any pledge by any person of securities of the Company or any of its parents, the operation of which may at a subsequent date result in a change in control of the Company.

(n)   Transactions with Related Persons, Promoters and Certain Control Persons.

Transactions with Related Persons

There has been no transaction, since the beginning of the Company’s last fiscal year, or any currently proposed transaction, in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest.

Review, Approval or Ratification of Transactions with Related Persons

At present the Company has a sole director and, for that reason, has not yet adopted a review policy or procedure.

Promoters and Certain Control Persons

The Company has not had a promoter at any time since inception.  The Company is not a shell company as defined in Rule 405 under the Securities Act (17 CFR 230.405) and Rule 12b-2 under the Exchange Act (17 CFR 240.12b-2).

MATERIAL CHANGES

The Company has not incorporated information by reference pursuant to General Instruction VII.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The Company has not incorporated information by reference pursuant to General Instruction VII.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

LEGAL MATTERS

The validity of the shares of common stock being offered hereby will be passed upon for us by Robert J. Huston III, Esq., Corona del Mar, California.

EXPERTS

The financial statements as of and for the years ended December 31, 2012 and 2011 included in the prospectus and in this Registration Statement have been so included in reliance on the report of Hartley Moore Accountancy Corporation, as independent registered public accounting firm, (the report on the financial statements containing an explanatory paragraph regarding the Company’s ability to continue as going concern) appearing elsewhere herein and in the Registration Statement, given upon the authority of said firm as experts in accounting and auditing.

Robert J. Huston III, Esq., Corona del Mar, California has acted as legal counsel for us in connection with this Offering.

AVAILABLE INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of IMC Holdings, Inc. Inc. filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

Our fiscal year ends on December 31. We plan to furnish our shareholders annual reports containing audited financial statements and other appropriate reports, where applicable. In addition, we intend to become a reporting company and file annual, quarterly and current reports, and other information with the SEC, where applicable. You may read and copy any reports, statements, or other information we file at the SEC's public reference room at 100 F. Street, N.E., Washington D.C. 20549-3561. You can request copies of these documents, upon payment of a duplicating fee by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

IMC HOLDINGS INC.

Financial Statements

For the years ended December 31, 2012 and 2011
and for the period from August 10, 2005 (Inception)
to December 31, 2012

IMC HOLDINGS INC.

TABLE OF CONTENTS

Page

Report of Independent Registered Public Accounting Firm	F-3

Balance Sheets as of June 30, 2013 (Unaudited), December 31, 2012 and 2011	F-4

Statements of Operations for the nine months ended September 30, 2013 and 2012 (Unaudited) and for the period from August 10, 2005 (Inception) to September 30, 2013 (Unaudited), and for years ended December 31, 2012 and 2011 and for the period from August 10, 2005 (Inception) to December 31, 2012
F-5

Statement of Changes in Stockholders' Deficit for the years ended December 31, 2012 and 2011 and for the period from August 10, 2005 (Inception) to December 31, 2012	F-6

Statements of Cash flows for the nine months ended September 30, 2013 and 2012 (Unaudited) and for the period from August 10, 2005 (Inception) to September 30, 2013 (Unaudited), and for years ended December 31, 2012 and 2011 and for the period from August 10, 2005 (Inception) to December 31, 2012
F-7

Notes to the Financial Statements	F-8 - F-18

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of:
IMC Holdings Inc.

We have audited the accompanying balance sheets of IMC Holdings Inc. (the Company) at December 31, 2012 and 2011, and the related statements of operations, changes in stockholders’ equity and cash flows for the years ended December 31, 2012 and 2011, and for the period from August 10, 2005 (inception) to December 31, 2012. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of IMC Holdings Inc. as of December 31, 2012 and 2011, and the results of its operations and its cash flows for the years ended December 31, 2012 and 2011, and for the period from August 10, 2005 (inception) to December 31, 2012 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred a net loss of $44,544 and $23,440 in 2012 and 2011, net cash used in operating activities of $37,035 and $16,855 in 2012 and 2011, respectively, and has a working capital deficit and an accumulated deficit of $54,343 and $67,984, respectively at December 31, 2012. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management’s Plan in regards to these matters is also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

HARTLEY MOORE ACCOUNTANCY CORPORATION
Anaheim, California

November 19, 2013

IMC HOLDINGS INC.
(A Development Stage Company)
BALANCE SHEETS

	June 30, 2013 (Unaudited)	December 31, 2012	December 31, 2011
ASSETS

Current assets
Cash and cash equivalents	$10,391	$17,935	$14,970
Total current assets	10,391	17,935	14,970

Property and equipment, net	1,414	2,042	3,299

Software license, net of accumulated amortization of $1,583, $633 and $0 at June 30, 2013, December 31, 2012 and 2011, respectively	17,417	18,367	-
Total assets	29,222	$38,344	$18,269

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities
Accrued liabilities	$9,949	$6,683	$1,064
Advance from related party	68,595	65,595	35,595
Total current liabilities	78,544	72,278	36,659

Commitments and contingencies

Stockholders' Deficit
Preferred stock, $0.001 par value, 25,000,000 shares authorized, 0 shares issued and outstanding at June 30, 2013, December 31, 2012 and 2011, respectively	-	-	-
Common stock, $0.001 par value, 125,000,000 shares authorized, 25,500,000 shares (Unaudited), 25,500,000 shares and 5,050,000 shares issued and outstanding at June 30, 2013, December 31, 2012 and 2011, respectively	25,500	25,500	5,050
Additional paid in capital	8,550	8,550	-
Deficit accumulated during development stage	(83,372)	(67,984)	(23,440)
Total stockholders' deficit	(49,322)	(33,934)	(18,390)
Total liabilities and stockholders' deficit	$29,222	$38,344	$18,269

The accompanying notes are an integral part of these financial statements.

IMC HOLDINGS INC.
(A Development Stage Company)
STATEMENTS OF OPERATIONS

	For the year ended December 31, 2012		For the year ended December 31, 2011		Cumulative results from August 10, 2005 (Inception) to December 31, 2012	For the six months ended June 30, 2013 (Unaudited)	For the six months ended June 30, 2012 (Unaudited)	Cumulative results from August 10, 2005 (Inception) to June 30, 2013 (Unaudited)

Revenues		$-		$-	$-	$-	$-	$-

Operating expenses
Depreciation and amortization		1,890		471	2,361	1,578	628	3,939
General and administrative		37,035		21,904	58,939	10,544	29,627	69,483
Total operating expenses		38,925		22,375	61,300	12,122	30,255	73,422

Loss from continuing operations		(38,925)		(22,375)	(61,300)	(12,122)	(30,255)	(73,422)

Other income (expense)
Interest expense		(5,619)		(1,065)	(6,684)	(3,266)	(2,321)	(9,950)
Total other income (expense)		(5,619)		(1,065)	(6,684)	(3,266)	(2,321)	(9,950)

Loss from continuing operation before income tax		(44,544)		(23,440)	(67,984)	(15,388)	(32,576)	(83,372)

Provision for tax		-		-	-

Net loss		$(44,544)		$(23,440)	$(67,984)	(15,388)	(32,576)	(83,372)

Basic and diluted net loss per share	$	( -)	$	( -)		( -)	( -)

Weighted average number of common shares outstanding		11,923,292		5,018,443		25,500,000	5,125,137

The accompanying notes are an integral part of these financial statements.

IMC HOLDINGS INC.
(A Development Stage Company)
STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
From August 10, 2005 (Inception) to December 31, 2012

	Member's Interest	Preferred Shares		Common Shares		Additional Paid-in	Deficit Accumulated During Development
	(Units)	Number	Par Value	Number	Par Value	Capital	Stage	Total

Balance - August 10, 2005 (Inception)	-	-	$-	-	$-	$-	$-	$-
Issuance of Member's interest	1	-	-	-	-	-	-	-
Balance - December 31, 2005	1	-	-	-	-	-	-	-

No activity occurred from December 31, 2005 to December 31, 2010

Balance - December 31, 2010	1	-	-	-	-	-	-	-

Issuance of shares to founders for services	-	-	-	5,050,000	5,050	-	-	5,050
Net loss	-	-	-	-	-	-	(23,440)	(23,440)
Balance - December 31, 2011	1	-	-	5,050,000	5,050	-	(23,440)	(18,390)

Sale of shares	-	-	-	450,000	450	8,550	-	9,000
Issuance of shares to a related party in exchange for Members Interest merging with Texas LLC	(1)	-	-	1,000,000	1,000	-	-	1,000
Issuance of shares to a related party for purchase of Technology License	-	-	-	19,000,000	19,000	-	-	19,000
Net loss	-	-	-	-	-	-	(44,544)	(44,544)
Balance - December 31, 2012	-	-	$-	25,500,000	$25,500	$8,550	$(67,984)	$(33,934)

The accompanying notes are an integral part of these financial statements.

IMC HOLDINGS INC.
(A Development Stage Company)
STATEMENTS OF CASH FLOWS

	For the year ended December 31, 2012	For the year ended December 31, 2011	Cumulative results from August 10, 2005 (Inception) to December 31, 2012	For the six months ended June 30, 2013 (Unaudited)	For the six months ended June 30, 2012 (Unaudited)	Cumulative results from August 10, 2005 (Inception) to June 30, 2013 (Unaudited)
Cash flows from operating activities:
Net loss	$(44,544)	$(23,440)	$(67,984)	(15,388)	(32,576)	(83,372)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,890	471	2,361	1578	628	3,939
Stock issued to founders for services	-	5,050	5,050	-	-	5,050
Increase in current liabilities:
Accrued liabilities	5,619	1,064	6,683	3,266	2,321	9,949
Net cash used in operating activities	(37,035)	(16,855)	(53,890)	(10,544)	(29,627)	(64,434)

Cash flows from investing activities:
Purchase of property and equipment	-	(3,770)	(3,770)	-	-	(3,770)
Cash invested for acquisition of entity	1,000	-	1,000	-	-	1,000
Net cash provided by (used in) investing activities	1,000	(3,770)	(2,770)	-	-	(2,770)

Cash flows from financing activities:
Cash proceeds from sale of stock	9,000	-	9,000	-	5,500	9,000
Cash proceeds from related party	30,000	35,595	65,595	3,000	30,000	68,595
Net cash provided by financing activities	39,000	35,595	74,595	3,000	35,500	77,595

Net increase in cash and cash equivalents	2,965	14,970	17,935	(7,544)	5,873	10,391

Cash and cash equivalents, beginning balance	14,970	-	-	17,935	14,970	-

Cash and cash equivalent, ending balance	$17,935	$14,970	$17,935	$10,391	$20,843	$10,391

Supplemental disclosures of cash flow information:
Cash paid for income taxes	$-	$-	$-	-	-	-
Cash paid for interest	$-	$-	$-	-	-	-

Supplemental disclosures of non-cash investing and financing activities:
Issuance of shares for purchase of Technology License	$19,000	$-	$19,000	$-	$-	$19,000

The accompanying notes are an integral part of these financial statements.

IMC HOLDINGS INC.
(A Development Stage Company)
Notes to Financial Statements

NOTE 1 – Nature of Operations and Going Concern

As used herein and except as otherwise noted, the term “Company”, “it(s)”, “us” and “IMC” shall mean IMC Holdings Inc., a Nevada corporation.

In the opinion of management, the accompanying unaudited condensed financial statements as of June 30, 2013 and 2012 of IMC Holdings Inc. were prepared in accordance with accounting principles generally accepted in the United States of America (U. S. GAAP) and the rules and regulations of the Securities and Exchange Commission (SEC) for interim reporting, therefore, as permitted under these rules, certain footnotes and other financial information included in the audited financial statements were condensed or omitted. The condensed interim financial statements contain all adjustments necessary to present fairly the interim results of operations, financial position and cash flows for the periods presented. These condensed interim financial statements should be read in conjunction with the financial statements and notes thereto in our audited financial statements for the years ended December 31, 2012 and 2011contained here with-in.

IMC Holdings LLC, a Texas limited liability company (the "LLC"), was formed under the laws of Texas on August 10, 2005. The LLC did not start any operations until after its merger with IMC Holdings Inc., a Nevada corporation (the “Company”). The Company was formed and incorporated under the laws of Nevada on August 26, 2011. On August 13, 2012, the Company’s merger with the LLC became effective and the LLC ceased its minimal operations. Prior to the merger, the Company had no business operations, other than maintaining its good standing as a Nevada corporation. Pursuant to the merger, the Company issued 1,000,000 shares of common stock in exchange for all units outstanding of the LLC on such date.

The Company obtained the rights to a comprehensive electronic medical practice management and electronic medical records software package from Z Healthcare Management, LP, a Texas limited partnership, a related party. The software is designed to support a full range of medical practices and medical specialties allowing physicians, group plans and healthcare organizations to improve patient care, streamline workflow and meet objectives while cutting costs, improving productivity and maximizing profits.

The Company’s fiscal year end is December 31.

The Company’s financial statements are prepared using generally accepted accounting principles in the United States of America applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs and allow it to continue as a going concern. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary financing to continue operations, and the attainment of profitable operations. The Company incurred net losses of $15,388 (Unaudited) for the six months ended June 30, 2013, $44,544 and $23,440 for the years ended December 31, 2012 and 2011, respectively, and has accumulated losses of $83,372 (Unaudited) since August 10, 2005 (Inception) to June 30, 2013. The Company has a working capital deficit of $68,153 (Unaudited), $54,343 and $21,689 and shareholders’ deficit of $49,322 (Unaudited), $33,934 and $18,390 as of June 30, 2013, December 31, 2012 and 2011, respectively. These factors, among others raise a substantial doubt regarding the Company’s ability to continue as a going concern. If the Company is unable to obtain adequate capital, it could be forced to cease operations. The accompanying financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

IMC HOLDINGS INC.
(A Development Stage Company)
Notes to Financial Statements

Development Stage Risk
The Company has earned no revenues from operations. Accordingly, the Company’s activities have been accounted for as those of a “Development Stage Enterprise” as set forth in Accounting Standards Codification (“ASC”) 915 “Development Stage Entities”. Among the disclosures required by ASC 915 are that the Company’s financial statements be identified as those of a development stage company, and that the statements of operations, shareholders’ equity (deficit) and cash flows disclose activity since the date of the Company’s inception.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following summary of significant accounting policies of the Company is presented to assist in the understanding of the Company’s financial statements. The financial statements and notes are the representation of IMC Holdings, Inc. management who is responsible for their integrity and objectivity. The financial statements of the Company conform to accounting principles generally accepted in the United States of America (GAAP).

Use of Estimates
The preparation of financial statements in conformity with U.S. generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company regularly evaluates estimates and assumptions related to the valuation of its assets acquired and liabilities assumed in business transactions. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

Cash and Cash Equivalents
The Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents.

IMC HOLDINGS INC.
(A Development Stage Company)
Notes to Financial Statements

Property and Equipment
Property and equipment consists of furniture and office equipment which is recorded at cost and is depreciated on a straight-line basis over its estimated useful life of three years.

Long-lived Assets
In accordance with ASC 360, “Property, Plant, and Equipment”, the Company tests long-lived assets or asset groups for recoverability when events or changes in circumstances indicate that their carrying amount may not be recoverable. Circumstances which could trigger a review include, but are not limited to: significant decreases in the market price of the asset; significant adverse changes in the business climate or legal factors; accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of the asset; current period cash flow or operating losses combined with a history of losses or a forecast of continuing losses associated with the use of the asset; and current expectation that the asset will more likely than not be sold or disposed of significantly before the end of its estimated useful life. Recoverability is assessed based on the carrying amount of the asset compared to the estimated future undiscounted cash flows expected to result from the use and the eventual disposal of the asset, as well as specific appraisal in certain instances. An impairment loss equal to the excess of the carrying value over the assets fair market value is recognized when the carrying amount exceeds the undiscounted cash flows. Through June 30, 2013, the Company had not experienced impairment losses on its long-lived assets. However, there can be no assurances that demand for the Company’s products or services will continue which could result in an impairment of long-lived assets in the future.

Intangible Assets
Intangible Assets are stated at cost, less accumulated amortization. Amortization is provided using the straight-line method over the estimated useful life of ten years. The Company periodically reviews its intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. No impairment charge was recorded for the six months ended June 30, 2013 and for the two year period ended December 31, 2012 and 2011, respectively.

Fair value of Financial Instruments and Fair Value Measurements
ASC 820, Fair Value Measurements and Disclosures, requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 establishes a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. ASC 820 prioritizes the inputs into three levels that may be used to measure fair value:

Level 1
Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2
Level 2 applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3
Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

IMC HOLDINGS INC.
(A Development Stage Company)
Condensed Notes to Financial Statements
June 30, 2013
(Unaudited)

The Company’s financial instruments consist principally of cash, accounts payable and accrued liabilities. Pursuant to ASC 820, Fair Value Measurements and Disclosures and ASC 825, Financial Instruments, the fair value of our cash equivalents is determined based on “Level 1” inputs, which consist of quoted prices in active markets for identical assets. The Company believes that the recorded values of all of the other financial instruments approximate their current fair values because of their nature and respective maturity dates or durations. The Company had no financial assets or liabilities carried and measured on a non-recurring basis during the reporting periods. Financial assets and liabilities measured on a recurring basis are those that are adjusted to fair value each time a financial statement is prepared.

Revenue Recognition
The Company expects to recognize revenues when persuasive evidence of an arrangement exists, collectability of arrangement consideration is reasonably assured, the arrangement fees are fixed or determinable and delivery of the product or service has been completed. If at the outset of an arrangement, the Company determines that the collectability is not reasonably assured, revenue is deferred until the earlier of when collectability becomes probable or the receipt of payment. If there is uncertainty as to the customer’s acceptance of the Company’s deliverables, revenue is not recognized until the earlier of receipt of customer acceptance or expiration of the acceptance period. If at the outset of the arrangement, the Company determines that the arrangement fee is not fixed or determinable, revenue is deferred until the arrangement fee becomes estimable, assuming all other revenue recognition criteria have been met.

In October 2009, the Financial Accounting Standards Board (FASB) issued amended revenue recognition guidance for arrangements with multiple deliverables. The new guidance requires the use of management’s best estimate of selling price for the deliverables in an arrangement when vendor specific objective evidence, vendor objective evidence or third party evidence of the selling price is not available. In addition, excluding specific software revenue guidance, the residual method of allocating arrangement consideration is no longer permitted, and an entity is required to allocate arrangement consideration using the relative selling price method.

To the extent the Company sells products that may consist of multiple deliverables the revenue recognition is subject to specific guidance. A multiple-deliverable arrangement is separated into more than one unit of accounting if the following criteria are met:

•	The delivered item(s) has value to the client on a stand-alone basis; and
•
If the arrangement includes a general right of return relative to the delivered item(s), delivery or performance of the undelivered item(s) is considered probable and substantially in the Company’s control.

IMC HOLDINGS INC.
(A Development Stage Company)
Notes to Financial Statements

If these criteria are not met, the arrangement is accounted for as one unit of accounting which would result in revenue being recognized ratably over the contract term or being deferred until the earlier of when such criteria are met or when the last undelivered element is delivered. If these criteria are met for each element and there is a relative selling price for all units of accounting in arrangement, the arrangement consideration is allocated to the separate units of accounting based on each unit’s relative selling price.

Earnings (Loss) Per Common Share
The Company computes net earnings (loss) per share in accordance with ASC 260, Earnings per Share. ASC 260 requires presentation of both basic and diluted net earnings per share (“EPS”) on the face of the income statement. Basic EPS is computed by dividing earnings (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti dilutive. At June 30, 2013, December 31, 2012 and 2011, there were no potentially dilutive common shares outstanding during the period.

Income Taxes
The Company accounts for income taxes using the asset and liability method in accordance with ASC 740, Income Taxes. The asset and liability method provides that deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax basis of assets and liabilities, and for operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using the currently enacted tax rates and laws. The Company records a valuation allowance to reduce deferred tax assets to the amount that is believed more likely than not to be realized.

The Company follows the provisions of ASC 740-10, “Accounting for Uncertain Income Tax Positions.” When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. In accordance with the guidance of ASC 740-10, the benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above should be reflected as a liability for unrecognized tax benefits in the accompanying consolidated balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination.

IMC HOLDINGS INC.
(A Development Stage Company)
Notes to Financial Statements

Off-balance sheet arrangements
The Company does not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured investment vehicles, or special purpose or variable interest entities, established to facilitate off-balance sheet arrangements or other contractually narrow or limited purposes. Further, the Company has not guaranteed any obligations of unconsolidated entities or entered into any commitment to provide additional funding to any such entities.

Recent Accounting Pronouncements
The Company has implemented all new accounting pronouncements that are in effect and that may impact its consolidated financial statements and does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

NOTE 3 – PROPERTY AND EQUIPMENT

Property and equipment consists of:

	June 30, 2013	December 31,
	(Unaudited)	2012	2011
Furniture and equipment	$3,770	$3,770	$3,770
Less: accumulated depreciation	(2,356)	(1,728)	(471)
Total	$1,414	$2,042	$3,299

Depreciation expense for the six months ended June 30, 2013 and 2012 was $628 (Unaudited) and $628 (Unaudited), and from August 10, 2005 (Inception) to June 30, 2013 was $2,356 (Unaudited).  Depreciation expense for the years ended December 31, 2012 and 2011 was $1,257 and $471, and from August 10, 2005 (Inception) to December 31, 2012 was $1,728, respectively.

IMC HOLDINGS INC.
(A Development Stage Company)
Notes to Financial Statements

NOTE 4 – SOFTWARE LICENSE

On August 20, 2010, IMC Holdings LLC entered into a Technology License Agreement with Z Healthcare Management LP (“ZHM”), a related party, to exclusively market, sell, and sub-license software products and ancillary products developed by ZHM to healthcare organizations and operations worldwide, subject to a reservation of rights to use and license the software to any entity that is owned or controlled by Robert Zayas, the President and Chief Executive Officer of the Company. Upon the completion of merger of IMC Holdings LLC with and into IMC Holdings, Inc., the Technology License Agreement became null and void. On September 1, 2012, the Company re-entered into a Technology License Agreement (the “Software License”) with ZHM. The Software License granted the Company the exclusive right to market, sell, and sub-license software products and ancillary products developed by ZHM to healthcare organizations and operations worldwide, subject to a reservation of rights to use and license the software to any entity that is owned or controlled by Robert Zayas, the President and Chief Executive Officer of the Company. In exchange for licensing the Software License, the Company issued 19,000,000 common shares to ZHM at par value of $0.001 of $19,000, which was the previously agreed upon valuation price with IMC Holdings LLC for the Software License. In consideration of Software License, the Company agreed to pay to ZHM, a royalty of 12.5% of the net sales price of software sold or sub-licensed, and a royalty of 4% of net sales generated from the services related to the software products. Royalties shall be paid to ZHM quarterly, not more than forty-five days after the end of the calendar quarters. Royalties shall be payable when the licensed products have been invoiced or shipped by the Company. To date, no royalty amount is due or accrued.

If the Company does not pay to ZHM any of the payments required on time, an additional 1% per month of any unpaid balance will be paid as penalty for late payment. In the event that the total royalties for a calendar year or four successive calendar quarters be less than the $99,000 minimum required royalty payable to ZHM, the Company shall to pay a minimum license fee equal to the difference between the minimum royalty payable and the actual royalty payments made. In the event that the Company does not fulfil its minimum royalty obligations and does not elect to pay the minimum required royalty, ZHM shall have the right to consider such failure as constituting a material breach of the Software License, and ZHM may elect to terminate the Agreement. The first year of minimum required royalty obligation of $99,000 shall be on or after the forty five days after the end of the fourth quarter of year 2014.
The Company has capitalized costs of acquiring the rights to use Software Licenses for a ten year period which consisted of the following at:

	June 30, 2013	December 31,
	(Unaudited)	2012	2011
Software license	$19,000	$19,000	$-
Less: accumulated amortization	(1,583)	(633)	-
Total	$17,417	$18,367	$-

The Company amortizes the Software License costs using the straight line method over the estimated useful life of ten years. The Company recorded an amortization expense of $950 (Unaudited) and $0 (Unaudited) for the six months ended June 30, 2013 and 2012, and $1,583 (Unaudited) from August 10, 2005 (Inception) to June 30, 2013. The Company recorded an amortization expense of $633 and $0 for the years ended December 31, 2012 and 2011, and $633 from August 10, 2005 (Inception) to December 31, 2012.

IMC HOLDINGS INC.
(A Development Stage Company)
Notes to Financial Statements

NOTE 5 – RELATED PARTY TRANSACTIONS

The Company has borrowed funds from the founder, officer, director and a shareholder (the “Related Party”) as advances for its working capital needs. The advances received are unsecured, due on demand and bears an annual interest at 10%. Advances received from the Related Party were $68,595 (Unaudited), $65,595 and $35,595, at June 30, 2013, December 31, 2012 and 2011, respectively. The Company recorded an interest expense of $3,266 (Unaudited) and $2,321 (Unaudited) for the six months ended June 30, 2013 and 2012, and $9,950 (unaudited) from August 10, 2010 (Inception) to June 30, 2013. The Company recorded interest expense of $5,619 and $1,065 for the years ended December 31, 2012 and 2011, and $6,684 from August 10, 2005 (Inception) to December 31, 2012, respectively.

On September 1, 2012, the Company issued 1,000,000 shares of its common stock to the Related Party pursuant to the merger of IMC Holdings LLC with the Company and in exchange for all of the IMC Holdings LLC’s membership interest. Shares issued to the Related Party were valued at the par (nominal) value of $0.001 per share or $1,000.

On September 1, 2012, the Company issued 19,000,000 shares of its common stock at par value to Z Healthcare Management LP, a Texas limited partnership (the “Licensor”). The Company has obtained the rights to license software owned by the Licensor whose majority shareholder is also the Related Party of the Company. Shares issued to the Licensor for the Software License Agreement were valued at the par (nominal) value of $0.001 per share or $19,000.

NOTE 6 – COMMITMENTS AND CONTINGENCIES

Pursuant to terms of the Software License agreement dated September 1, 2012, the Company is obligated to a pay $99,000 minimum required royalty to ZHM. In the event that the total royalties for a calendar year or four successive calendar quarters be less than the $99,000 minimum required royalty to ZHM, the Company shall have the right to pay a minimum license fee equal to the difference between the minimum royalty and the actual royalty payments made. The first year of the minimum $99,000 required royalty obligation shall be on or after the forty five days after the end of the fourth quarter of year 2014.

Total minimum Software License commitments of the Company at December 31, 2012 are as follows:

For the year ended December 31,	Amount
2013	$0
2014	0
2015	99,000
2016	99,000
2017	99,000
Total	$297,000

IMC HOLDINGS INC.
(A Development Stage Company)
Notes to Financial Statements

NOTE 7 – EQUITY TRANSACTIONS

The Company’s capitalization at June 30, 2013, December 31, 2012 and 2011 was 125,000,000 authorized common shares and 25,000,000 authorized preferred shares, both with a par value of $0.001 per share.

On September 1, 2011, the Company issued 5,050,000 shares of its common stock to the founders for business advisory and consulting services rendered. Shares issued to the founders were valued at the par (nominal) value of $0.001 per share or $5,050.

Between April 9, 2012 and July 17, 2012, the Company sold 450,000 shares of its common stock to investors for cash in the amount of $9,000.

On September 1, 2012, the Company issued 1,000,000 shares of its common stock to a founder, officer and director of the Company pursuant to the merger of IMC Holdings LLC with the Company and in exchange for all of the IMC Holdings LLC’s membership interest. Shares issued to the founder, officer and director were valued at the par (nominal) value of $0.001 per share or $1,000.

On September 1, 2012, the Company issued 19,000,000 shares of its common stock at par value to Z Healthcare Management LP (the “Licensor”). The Company has obtained the rights to license software owned by the Licensor whose majority shareholder is also an officer and director of the Company. Shares issued to the Licensor for the Software License Agreement were valued at the par (nominal) value of $0.001 per share or $19,000.

The Company has not established a stock option plan nor has issued any stock options and warrants outstanding as of June 30, 2013.

As a result of all common stock issuances as of June 30, 2013, the Company had 25,500,000 shares of common stock issued and outstanding.

NOTE 8 – INCOME TAXES

The following is a reconciliation of the provision for income taxes at the U.S. federal income tax rate of 34% to the income taxes reflected in the Statements of Operations:

	June 30, 2013	December 31,
	(Unaudited)	2012	2011
Tax expense at statutory rate - federal	(34%)	(34%)	(34%)
State tax expense, net of federal benefit	0%	0%	0%
Valuation allowance	34%	34%	34%
Tax expense at actual rate	-	-	-

IMC HOLDINGS INC.
(A Development Stage Company)
Notes to Financial Statements

The tax effects of temporary differences that gave rise to significant portions of deferred tax assets and liabilities at June 30, 2013, December 31, 2012 and 2011 are as follows:

	June 30, 2013	December 31,
	(Unaudited)	2012	2011
Deferred tax assets and liabilities:
Net operating loss carryforward	$28,346	$23,115	$7,970
Valuation allowance	(28,346)	(23,115)	(7,970)
Net deferred tax asset	$-	$-	$-

Deferred income taxes are provided for the tax effects of transactions reported in the financial statements and consist of deferred taxes related primarily to differences between the bases of certain assets and liabilities for financial and tax reporting. The deferred taxes represent the future tax return consequences of those differences, which will either be deductible or taxable when the assets and liabilities are recovered or settled.

At June 30, 2013, December 31, 2012 and 2011, the Company had deferred tax assets of approximately $28,346 (Unaudited), $23,115 and $7,970 which begin to expire in 2031. The Company has recorded a 100% valuation allowance on the deferred tax assets due to the uncertainty of its realization. The net change in the valuation allowance during the six months ended June 30, 2013 and for the years ended December 31, 2012 and 2011 was an increase of $5,232 (Unaudited), $15,145 and $7,970, respectively.

In the normal course of business, the Company’s income tax returns are subject to examination by various taxing authorities. Such examinations may result in future tax and interest assessment by these taxing authorities. Accordingly, the Company believes that it is more likely than not that it will realize the benefits of tax positions it has taken in its tax returns or for the amount of any tax benefit that exceeds the cumulative probability threshold in accordance with FASB ASC 740-10-15. Differences between the estimated and actual amounts determined upon ultimate resolution, individually or in the aggregate, are not expected to have a material adverse effect on the company’s financial position. The Company believes its tax positions are all highly certain of being upheld upon examination. As such, the Company has not recorded a liability for unrecognized tax benefits. As of June 30, 2013, tax years 2012, 2011 and 2010 remain open for IRS audit. The Company has received no notice of audit from the Internal Revenue Service for any of the open tax years.

IMC HOLDINGS INC.
(A Development Stage Company)
Notes to Financial Statements

NOTE 9 – CONCENTRATION OF CREDIT RISK

The Company maintains its cash in bank and financial institution deposits that at times may exceed federally insured limits. The Company has not experienced any losses in such accounts through June 30, 2013. The Company’s bank balances did not exceed FDIC insured amounts as of June 30, 2013.

NOTE 10 – SUBSEQUENT EVENTS

We have evaluated subsequent events and transactions that occurred through the date and time our financial statements were issued for potential recognition or disclosure in the accompanying financial statements. We did not identify any events or transactions that should be recognized or disclosed in the accompanying financial statements.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the expenses in connection with this Registration Statement. We will pay all expenses of the offering. All of such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission.

SEC registration fee	$1.23
Printing and engraving expenses	250.00
Legal fees and expenses	25,000.00
Accounting fees and expenses	5,000.00
Miscellaneous expenses	500.00
Total	$30,751.23

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our articles of incorporation provide that no director or officer shall be personally liable for damages for breach of fiduciary duty for any act or omission unless such acts or omissions involve intentional misconduct, fraud, knowing violation of law, or payment of dividends in violation of the Nevada Revised Statutes.

Our bylaws provide that we shall indemnify any and all of our present or former directors and officers, or any person who may have served at our request as director or officer of another corporation in which we own stock or of which we are a creditor, for expenses actually and necessarily incurred in connection with the defense of any action, except where such officer or director is adjudged to be liable for negligence or misconduct in performance of duty. To the extent that a director has been successful in defense of any proceeding, the Nevada Revised Statutes provide that he shall be indemnified against reasonable expenses incurred in connection therewith.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

On September 1, 2011, the Company issued a total of 5,050,000 shares of common stock at $0.001 per share to the seven members of its founding group.

From April 10, 2012 through July 17, 2012, the Company issued an additional aggregate of 450,000 shares of common stock to seventeen accredited investors in exchange for $9,000 through a private placement investment. The common shares were sold at $0.02 per common share.

On September 1, 2012, The Company issued 1,000,000 shares to Robert Zayas, M.D., for his interest in IMC Holdings, LLC.

On September 1, 2012, The Company issued 19,000,000 shares to Z Healthcare Management, L.P. for the Technology License.

All of the above offerings and sales were deemed to be exempt under rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933, as amended.  No advertising or general solicitation was employed in offering the securities.  The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of the Company or executive officers of the Company, and transfer was restricted by the Company in accordance with the requirements of the Securities Act of 1933.  In addition to representations by the e above-referenced persons, we have made independent determinations that all of the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment.  Furthermore, all of the above-referenced persons were provided with access to our Securities and Exchange Commission filings.

ITEM 16.  EXHIBITS.

The following exhibits are included as part of this Form S-1. References to "the Company" in this Exhibit List mean IMC Holdings Inc., Inc., a Nevada corporation.

Exhibit #	Description

3.1.1	Articles of Organization of IMC Holdings, LLC, filed with Texas Secretary of State on August 10, 2005, as amended.
3.1.2	Articles of Incorporation of IMC Holdings, Inc. filed with Nevada Secretary of State on August 26, 2011.
3.1.3	Articles of Merger of IMC Holdings, LLC into IMC Holdings, Inc. filed with Nevada Secretary of State on August 3, 2012.
3.1.4	Certificate of Merger of IMC Holdings, LLC into IMC Holdings, Inc. filed with Texas Secretary of State on August 10, 2012.
3.2	Corporate Bylaws for IMC Holdings Inc., Inc.
5.1	Legal opinion and consent of Robert J. Huston III, Esq. (1)
10.1	Technology License Agreement dated September 1, 2012.
10.2	Agreement and Plan of Merger dated August 8, 2012
23.1	Consent of Robert J. Huston III, Esq. (included with Exhibit 5.1)
23.2	Consent of Hartley Moore Accountancy Corporation

(1) To be filed by Amendment.

ITEM 17.  UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

(ii)   To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus file with the Securities and Exchange Commission ("SEC") pursuant to Rule 424(b), if in the Aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)  To include any additional material information on the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)   That for purposes of determining liability under the Securities Act of 1933 each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)    If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, November 21, 2013.

IMC Holdings Inc., Inc

By:	/s/ Robert Zayas M.D.
Robert Zayas M.D.
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Robert Zayas M.D.	Chairman of the Board and Chief Executive Officer	November 21, 2013
Robert Zayas M.D.	(Principal Executive Officer)

/s/ Robert Zayas M.D.	Chief Financial Officer	November 21, 2013
Robert Zayas M.D.	(Principal Accounting Officer)

EXHIBIT INDEX

Exhibit #	Description

3.1.1	Articles of Organization of IMC Holdings, LLC, filed with Texas Secretary of State on August 10, 2005, as amended.
3.1.2	Articles of Incorporation of IMC Holdings, Inc. filed with Nevada Secretary of State on August 26, 2011.
3.1.3	Articles of Merger of IMC Holdings, LLC into IMC Holdings, Inc. filed with Nevada Secretary of State on August 3, 2012.
3.1.4	Certificate of Merger of IMC Holdings, LLC into IMC Holdings, Inc. filed with Texas Secretary of State on August 10, 2012.
3.2	Corporate Bylaws for IMC Holdings Inc., Inc.
5.1	Legal opinion and consent of Robert J. Huston III, Esq. (1)
10.1	Technology License Agreement dated September 1, 2012.
10.2	Agreement and Plan of Merger dated August 8, 2012
23.1	Consent of Robert J. Huston III, Esq. (included with Exhibit 5.1)
23.2	Consent of Hartley Moore Accountancy Corporation

(1) To be filed by Amendment.